UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ELECTRONIC ARTS INC.

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Electronic Arts Inc. Notice of 2015 Annual Meeting of Stockholders

DATE:	August 14, 2015

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS’ HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065

* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item	Board of Directors Recommendation
1. The election of nine members of the Board of Directors to hold office for a one-year term.	FOR ALL
2. Advisory vote on the compensation of the named executive officers.	FOR
3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.	FOR
4. To consider and vote upon a stockholder proposal to amend our bylaws to permit stockholder proxy access.	AGAINST
5. Any other matters that may properly come before the meeting.

Any action on the items of business described above may be considered at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholders of record as of the close of business on June 22, 2015 are entitled to notice of the meeting and to attend and vote at the meeting. A live audio webcast of the Annual Meeting will also be made available at http://investor.ea.com.

Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the meeting. You may vote on the Internet, in person, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 5 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2015, is available at http://investor.ea.com.

By Order of the Board of Directors,

Jacob J. Schatz
Senior Vice President, General Counsel and Corporate Secretary

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements.

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2015 PROXY STATEMENT SUMMARY AND HIGHLIGHTS

This summary highlights certain information contained in this Proxy Statement. It does not contain all the information found in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 26, 2015 along with the Notice of Electronic Arts Inc.’s Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA”, “we”, “our” or “the Company” refer to Electronic Arts Inc.

FINANCIAL AND OPERATING HIGHLIGHTS

Fiscal 2015 was a year of exceptional performance for EA. Our core strategies delivered award-winning games and services to our players and deep player engagement. This, together with strong execution, generated excellent financial results for the Company. In addition, for fiscal year 2015, we were the #1 publisher on Xbox One and PlayStation 4 combined.

We accomplished these results while controlling operating expenses through disciplined cost management. Our non-GAAP financial results reflect these accomplishments: we exceeded our net revenue and earnings per share guidance, drove higher gross margins, increased our cash provided by operations and invested in new products and services for the future. In fiscal 2015, our share price increased by 104%, making us the 4th best performing stock in the S&P 500 Index over that time period. As part of our commitment to return value to our stockholders, we also utilized approximately $337 million to repurchase our common stock in fiscal 2015, and in May 2015, we replaced our existing share repurchase authorization with a new $1 billion program.

•	We generated $4.32 billion in non-GAAP net revenue and delivered $2.51 in non-GAAP diluted earnings per share.

•	Our non-GAAP digital net revenue increased to $2.23 billion in fiscal 2015 and represented over half of our total non-GAAP net revenue for the first time in Company history.

•	We delivered non-GAAP net income of $806 million and operating cash flow of $1.07 billion, both records for a fiscal year.

•	Our non-GAAP operating profit margins increased to nearly 25% from 18%.

•	Non-GAAP mobile net revenue of $524 million was a record for a fiscal year.

•	Dragon Age: Inquisition, which launched in November 2014, has garnered more than 100 “Game of the Year” awards from media outlets including IGN, Game Informer and the Associated Press.

On a GAAP basis in fiscal 2015, we delivered net revenue of $4.52 billion, diluted earnings per share of $2.69, digital net revenue of $2.20 billion (49% of our total net revenue), net income of $875 million and mobile net revenue of $501 million. Our fiscal 2015 GAAP operating income was $948 million, creating GAAP operating profit margins of 21%. Appendix A to this Proxy statement includes a reconciliation of the non-GAAP financial measures referenced above to the most directly comparable GAAP financial measures.

EXECUTIVE COMPENSATION HIGHLIGHTS

The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to promote a pay-for-performance approach to executive compensation:

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry that is highly competitive for executive talent; and

Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

Program Design and Best Practices

Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders. Some of the executive compensation “best practices” we employ include:

What We Do	What We Don’t Do
☑ Incorporate both time-based and performance-based RSUs	☒ Have a “single-trigger” change in control plan
☑ Eliminated stock options from our equity mix in fiscal 2016 after stockholder feedback	☒ Provide excise tax gross-up upon a change of control
☑ Require our executives and directors to satisfy stock ownership guidelines	☒ Have executive employment contracts (other than required by local jurisdictions)
☑ Prohibit all employees from engaging in hedging transactions in EA stock and prohibit directors and executives from pledging EA stock
☑ Conduct annual “say on pay” advisory votes
☑ Regularly solicit feedback from our largest stockholders on our executive compensation programs

BOARD NOMINEES

The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independence	Committee Memberships
Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Jeffrey T. Huber	Senior Vice President, Google Inc.	2009	X	A
Vivek Paul	Private Investor	2005	X	C
Lawrence F. Probst III (Chairman)	Chairman, Electronic Arts	1991
Richard A. Simonson (Lead Director* until Annual Meeting)	Executive Vice President, Chief Financial Officer, Sabre Corporation	2006	X	A (chair)
Luis A. Ubiñas (Lead Director* after Annual Meeting)	Former President, Ford Foundation	2010	X	NG (chair)
Denise F. Warren	Executive Vice President, Tribune Publishing Company	2013	X	A
Andrew Wilson	Chief Executive Officer, Electronic Arts	2013

*	Elected by independent directors

NG:	Nominating and Governance Committee

C:	Compensation Committee

A:	Audit Committee

CORPORATE GOVERNANCE HIGHLIGHTS

Board Independence		Board Operations
Independent Director Nominees	7 of 9	Number of directors that attended 100% of board and standing committee meetings in fiscal 2015; number of directors that attended at least 78% of all meetings	6 of 9 9 of 9
Independent Lead Director	Rick Simonson (until Annual Meeting) Luis A. Ubiñas (after Annual Meeting)	Board Evaluations	Annual
Independent Board Committees	All	Committee Evaluations	Annual
Conflict of Interest Policy	Yes	Director stock ownership requirement	Yes, 5x retainer

Director Elections		Stockholder Rights
Frequency of board elections	Annual	Voting rights for all shares	One-share, one-vote
Voting standard for uncontested elections	Majority of votes cast	Poison Pill	No
		Supermajority Voting Provisions	None

COMMONLY ASKED QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Friday, August 14, 2015 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice or you may also contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

How can I get electronic access to the proxy materials?

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

Can I vote my shares by filling out and returning the Notice?

No. However, the Notice provides instructions on how to vote on the Internet, by phone, by mail by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Who can vote at the Annual Meeting?

Stockholders who owned common stock as of the close of business on June 22, 2015 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name”. As the beneficial owner, you are also invited to attend the meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 312,092,782 shares of common stock outstanding on the record date.

What am I voting on?

We are asking you to:

•

Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Vivek Paul, Lawrence F. Probst III, Richard A. Simonson, Luis A. Ubiñas, Denise F. Warren and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);

•	Cast an advisory vote on the compensation of the Company’s named executive officers (Proposal 2);

•	Ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016 (Proposal 3); and

•	Vote “AGAINST” the stockholder proposal regarding proxy access (Proposal 4).

How do I vote my shares if I won’t be able to attend the Annual Meeting in person?

You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials). By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Financial Officer), and Jacob Schatz (the Company’s Senior Vice President, General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the meeting as you have instructed. If a proposal comes up for a vote at the meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares according to their best judgment. Even if you currently plan to attend the meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

•

On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice, or you may vote by telephone by following the instructions provided on your proxy card or voting instruction card.

•

By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

What does it mean if I receive more than one Notice or proxy card?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote by telephone or on the Internet, to ensure that all your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding in accordance with SEC rules unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings, and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What if I change my mind after I give my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);

•	Signing and returning another proxy with a later date;

•	Voting by telephone or on the Internet at any time prior to 11:59 p.m. Eastern Time on August 13, 2015 (your latest vote is counted); or

•	Voting in person at the Annual Meeting.

Your proxy will not be revoked if you attend the Annual Meeting but do not vote.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of EA’s outstanding voting shares as of June 22, 2015 must be present or represented by proxies at the meeting. On June 22 2015, a total of 312,092,782 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote. Shares representing a majority, or at least 156,046,392 shares, of these votes must be present in person or by proxy. This is called a quorum.

Shares are counted as present at the meeting if:

•	They are entitled to vote at the Annual Meeting and are present at the Annual Meeting in person, or

•	The stockholder has voted on the Internet, by telephone or a properly submitted proxy card.

Who will count the votes?

A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

How are votes counted?

You may vote “for”, “against” or “abstain” with respect to each of the nominees for election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered as present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of any matter being voted on at the meeting. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors.

What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?

If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine”, except for the proposal to ratify the appointment of KPMG LLP as our independent auditors for fiscal 2016. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

How many votes must the nominees receive to be elected as directors?

In an uncontested election, EA’s bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the Annual Meeting, the 2015 election will be uncontested.

In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.

Shares represented by your proxy will be voted by EA’s management “for” the election of the nine nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

What happens if one or more of the nominees is unable to serve or for good cause will not serve?

If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen, and Mr. Schatz, or any of them, shall have the discretion to vote your shares for a substitute nominee. They cannot vote for more than nine nominees.

How many votes are required to approve each of the other proposals?

The advisory vote on the compensation of the named executive officers, the ratification of KPMG LLP (the “independent auditors”) and the stockholder proposal must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. As advisory votes, each of the proposal on the compensation of the named executive officers and the stockholder proposal are non-binding. Although these votes are non-binding, the Board of Directors, the Compensation Committee and the Nominating and Governance Committee, as the case may be, value the opinions of our stockholders, and will consider the outcome of these votes, along with other relevant factors, in evaluating the compensation program for our named executive officers and the matter presented by the stockholder proposal.

Shares represented by your proxy will be voted by EA’s management in accordance with the Board’s recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

How can I listen to the live audio webcast of the Annual Meeting?

You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://investor.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-7352 or the SEC at

(800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

Who will pay for this proxy solicitation?

We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of common stock.

How is the Company’s fiscal year calculated?

The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2015 contained 52 weeks and ended on March 28, 2015. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2016”, “fiscal 2015”, “fiscal 2014”, “fiscal 2013”, “fiscal 2012” and “fiscal 2011” refer to our fiscal years ending or ended (as the case may be) on March 31, 2016, 2015, 2014, 2013, 2012 and 2011, respectively.

Who can I call with any questions about my shares?

If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9716 or (651) 450-4064 for international callers or visit their website at www.wellsfargo.com/shareownerservices.

BOARD OF DIRECTORS & CORPORATE GOVERNANCE

Each of the following directors has been nominated for re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness.

Leonard S. Coleman

Director since 2001

Mr. Coleman, age 66, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman also serves on the Board of Directors of Aramark Holdings Corp., Avis Budget Group and Omnicom Group Inc. and has served as a director of Churchill Downs Inc. and H.J. Heinz Corporation during the past five years.

Mr. Coleman brings a wealth of public sector, international and sports industry experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Coleman is qualified to serve as a director.

Jay C. Hoag

Director since 2011

Mr. Hoag, age 57, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995 and serves as its Founding General Partner. Prior to co-founding Technology Crossover Ventures, Mr. Hoag was a Managing Director at Chancellor Capital Management, where he spent more than 12 years as a technology-focused venture capitalist and fund manager. Mr. Hoag serves on the Board of Directors of Netflix, Inc., TechTarget, Inc. and Zillow Inc. and several private companies. Mr. Hoag also serves on the Board of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, corporate governance, talent selection and management. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Hoag is qualified to serve as a director.

Jeffrey T. Huber

Director since 2009

Mr. Huber, age 47, is Senior Vice President at Google Inc., where he has worked since 2003. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Earlier in his career, he was a Technology Consultant with McKinsey & Company and founded a software development start-up. Mr. Huber also serves on the Board of Directors of Illumina, Inc. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University.

Mr. Huber has extensive experience operating and managing consumer online companies, including relevant background and experience in large-scale online infrastructure and technology. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Huber is qualified to serve as a director.

Vivek Paul

Director since 2005

Mr. Paul, age 56, is a private investor. He founded KineticGlue, an enterprise social media company, in 2008, and the company was sold to BMC Software in 2013. From 2005 to 2008, Mr. Paul was a Partner at TPG (formerly Texas Pacific Group), a private equity investment firm. From 1999 to 2005, Mr. Paul served as Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments. From 1996 to 1999, Mr. Paul was General Manager of the Global CT Business at General Electric’s Medical Systems Division. From 1993 to 1995, he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst. Mr. Paul serves as a Consulting Professor at Stanford University.

Mr. Paul brings to the Board of Directors his past experience as chief executive officer/general manager of large organizations, as an investor and as an entrepreneur. He has extensive international business knowledge, expertise in organizational leadership, technology, entrepreneurial thinking, as well as financial evaluation of business plans, and risk scenarios. Several of his team members at prior companies have gone on to become public company CEOs, and Mr. Paul brings valuable mentoring skills. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Paul is qualified to serve as a director.

Lawrence F. Probst III

Director since 1991, Chairman since 1994

Mr. Probst, age 65, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to September 2008 serving as our Chief Executive Officer from May 1991 until April 2007 and as President from 1991 until 1998. Mr. Probst also served as our Executive Chairman from March 2013 until December 2014. Mr. Probst serves as the Chairman of the Board of Directors of the U.S. Olympic Committee and is a member of the International Olympic Committee. Mr. Probst is also a director of Blackhawk Network Holdings, Inc. Mr. Probst holds a B.S. degree from the University of Delaware.

Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for over 20 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Probst is qualified to serve as a director.

Richard A. Simonson

Director since 2006, Lead Director since 2009

Mr. Simonson, age 56, has served as Executive Vice President and Chief Financial Officer of Sabre Corporation since March 2013. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President & Head of Customer Finance. Mr. Simonson is also a director of Silver Spring Networks. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

Mr. Simonson has extensive financial expertise, corporate governance and risk management experience. He also has extensive experience with the strategic and operational challenges of leading a global company. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Simonson is qualified to serve as a director.

Luis A. Ubiñas

Director since 2010

Mr. Ubiñas, age 52, served as President of the Ford Foundation from January 2008 to September 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas serves on the Advisory Committee of the Export-Import Bank of the United States, the Board of Trustees of the United Nations Fund for International Partnerships, and the boards of the New York Public Library and the Statue of Liberty-Ellis Island Foundation. Mr. Ubiñas also served as a director of Valassis Communications, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

Mr. Ubiñas has extensive experience in business management and operations from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Director at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by mobile and other digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Ubiñas is qualified to serve as a director.

Denise F. Warren

Director since 2013

Ms. Warren, age 51, was named President of Digital, CEO of East Coast Publishing and Executive Vice President of Tribune Publishing Company in May 2015. Previously, Ms. Warren served in a number of executive positions at The New York Times Company from June 2005 through October 2014, including Executive Vice President of Digital Products and Services from March 2013 until October 2014, General Manager of NYTimes.com from December 2008 to March 2013, and as Chief Advertising Officer of The New York Times from June 2005 until March 2013. Ms. Warren holds a B.S. and management degree from Tulane University and an M.B.A. degree in communications and media management from Fordham University.

Ms. Warren has extensive experience in the media, technology and advertising sectors, including overseeing the growth and development of digital products and services to a wide consumer base. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Ms. Warren is qualified to serve as a director.

Andrew Wilson

Director since 2013

Mr. Wilson, age 40, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in May 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013, Senior Vice President, EA SPORTS from March 2010 to August 2011 and Senior Vice President Online from July 2009 to September 2010.

Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision. Based on these experiences, qualifications and attributes, the Board of Directors has concluded that Mr. Wilson is qualified to serve as a director.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that each of Mr. Coleman, Mr. Hoag, Mr. Huber, Mr. Paul, Mr. Simonson, Mr. Ubiñas and Ms. Warren qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules. Mr. Probst, who served as our Executive Chairman through December 31, 2014, and Mr. Wilson, our CEO, do not qualify as independent.

In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy standards established by the SEC and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.

BOARD OF DIRECTORS, BOARD MEETINGS, AND COMMITTEES

In fiscal 2015, the Board of Directors met six times and also acted by written consent. At each regularly scheduled meeting, the independent members of the Board of Directors meet in executive session separately without management present.

Board of Directors Leadership Structure

Mr. Wilson serves as our CEO and Mr. Probst serves as our Chairman. In addition, a Lead Director, elected by the independent directors, is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Our Lead Director also may call meetings of the independent directors. Mr. Simonson has served as Lead Director since 2009. In May 2015, Mr. Ubiñas was chosen by our independent directors to serve as Lead Director following the Annual Meeting for a two-year term ending with our 2017 Annual Meeting of Stockholders, subject to Mr. Ubiñas’ re-election to the Board of Directors at the Annual Meeting.

The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as the Chairman and Mr. Ubiñas serving as Lead Director is the most appropriate leadership structure for the Company at this time. Given his 30 years of experience with the Company, more than 15 of which he served as CEO, Mr. Probst has invaluable knowledge regarding the Company and gaming industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. As Mr. Probst does not qualify as an independent director, the Company feels that it is beneficial for the effective functioning of the Board of Directors to have an independent Lead Director undertake the duties identified above.

Board Committees

The Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board. These charters are available in the Investor Relations section of our website at http://investor.ea.com.

In accordance with the Committee charters, and with current regulatory requirements, all members of these Committees are independent directors. During fiscal 2015, all nine of our directors standing for re-election attended or participated in at least 78% or more of the aggregate of (1) the number of meetings of the Board or Directors and (2) the number of meetings held by each Committee on which such director was a member. The members of the Committees are shown below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber, and Denise F. Warren
Nominating and Governance Committee:	Luis A. Ubiñas (Chair) and Leonard S. Coleman
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman and Vivek Paul

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee is also responsible for additional matters, including establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met eight times in fiscal 2015. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and for appointing directors to Committees. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO and for reviewing and ensuring the quality of the Company’s succession plans, including with respect to CEO succession. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company. The Nominating and Governance Committee currently is comprised of two directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NSADAQ Stock Market Rules. The Nominating and Governance Committee met four times in fiscal 2015.

Compensation Committee

The Compensation Committee is responsible for setting the overall compensation strategy for the Company, determining the compensation of the CEO (via recommendation to the Board of Directors) and other executive officers, and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors. The Compensation Committee is currently comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ stock market rules and qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2015, the Compensation Committee met five times and also acted by written consent.

The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2015, the Compensation Committee engaged and directly retained Compensia, Inc., a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia performed no services for the Company and its management team during fiscal 2015. The Compensation Committee has reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2015, no member of the Compensation Committee was an employee or current or former officer of EA. No EA officer serves or has served since the beginning of fiscal 2015 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board and Compensation Committee is an employee or officer.

CONSIDERATION OF DIRECTOR NOMINEES

In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s values;

•	Practical wisdom and mature judgment;

•	Significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.

While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.

Stockholder Recommendations and Nominees

The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under criteria similar to the evaluation of other candidates, except that it also may consider as one of the factors in its evaluation, the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock. Stockholders wishing to submit candidates for consideration by the Nominating and Governance Committee may do so by writing to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, Attn: Director Nominations. To be considered by the Nominating and Governance Committee in connection with EA’s annual meeting of stockholders, recommendations must be submitted in writing to EA’s Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which EA’s proxy statement was released to stockholders in connection with the previous year’s annual meeting (on or about February 26, 2016, for our 2016 Annual Meeting of our Stockholders (the “2016 Annual Meeting”).

Stockholders wishing to recommend a candidate for nomination to the Nominating and Governance Committee should review Section 1.5 of our bylaws regarding the information required when recommending a candidate. The Nominating and Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate. Our amended and restated bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on August 1, 2013, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our amended and restated bylaws by contacting our Corporate Secretary at the address above.

GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES

We have adopted a Global Code of Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines which, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and Committee Charters are available in the Investor Relations section of our website at http://investor.ea.com. From time to time, we post amendments to our Global Code of Conduct in the Investor Relations section of our website. Copies of our Committee charters and Global Code of Conduct are available without charge by contacting our Investor Relations department at (650) 628-7352.

OVERSIGHT OF RISK ISSUES

The full Board of Directors and each of the Committees are responsible for managing different forms of risk. Business risks are reviewed by the full Board of Directors in conjunction with management. Risks related to investments, financial reporting, internal controls and procedures, and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Nominating and Governance Committee reviews risks related to director and CEO succession.

Compensation-related risks are reviewed by the Compensation Committee with members of management responsible for structuring the Company’s compensation programs. As part of those risk oversight efforts, we evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.

In making that determination, the Compensation Committee considered the design, size, and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, cash and equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of our evaluation with management and the Committee’s consultant, Compensia. The Compensation Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, the Compensation Committee considered risks associated with the retention of employees given the Company’s stock price performance during fiscal 2014 and fiscal 2015 and the structure and vesting schedules of equity awards previously granted to employees.

The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.

RELATED PERSON TRANSACTIONS POLICY

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve or ratify and, if necessary, disclose “related-person transactions” involving EA or its subsidiaries and related persons. Under this policy, a related person is a director, officer, nominee for director, greater than 5% stockholder or entity in which any of the foregoing persons is either employed in certain positions, or owns more than a 10% interest, or an immediate family member of any of the foregoing, in each case as of the last completed fiscal year. We review any transaction or series of transactions in which EA or any subsidiary is a participant, the amount of which exceeds $120,000 and in which any related person has a direct or indirect interest as well as any transaction for which EA’s Global Code of Conduct would require approval of the Board of Directors.

Once a related person transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) are responsible for reviewing the transaction at the next scheduled meeting of such committee. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a related person transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and related party transactions are only approved if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee is permitted to participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Scott Probst

Scott Probst, the son of our Chairman, has been employed by the Company since 2003. In fiscal 2015, Mr. Probst was promoted to executive producer and the aggregate value of his total compensation in fiscal 2015, including base salary, bonus award, and grant-date value of equity awards, was an amount consistent with the total compensation provided to other EA employees in similar positions and less than $500,000. The Compensation Committee, on behalf of the Nominating and Governance Committee, reviews the compensation decisions involving Scott Probst in accordance with our Related Person Transactions Policy.

Commercial Agreements with Google

We enter into commercial dealings with Google Inc. that we consider to be arms-length, including arrangements to provide Android applications on the Google Play platform and utilizing a variety of Google’s advertising and analytics services. Mr. Huber, one of our directors, is a Senior Vice President at Google, working on projects in the Google X division. Mr. Huber has no involvement in Google’s commercial dealings with EA and has no material direct or indirect interest in these transactions. Therefore, we do not consider these dealings to be “related person transactions”. Our Board of Directors considered our dealings with Google in reaching its determination that Mr. Huber is an independent director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We have adopted procedures to assist EA’s directors and officers in complying with the requirements of Section 16(a) of the Exchange Act, which include assisting officers and directors in preparing forms for filing. To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers and directors were timely met during fiscal 2015.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our directors are expected to make every effort to attend our annual meeting of stockholders. Eight of the nine directors who were elected at the 2014 Annual Meeting of Stockholders attended the meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are not of a commercial or frivolous nature or otherwise inappropriate for their consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If you would like us to consider a proposal to be included in our 2016 proxy statement and proxy card, you must deliver it to the Company’s Corporate Secretary at our principal executive office no later than February 26, 2016.

Stockholders who otherwise wish to present a proposal at the 2016 Annual Meeting must deliver written notice of the proposal to our Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, by the close of business no earlier than April 16, 2016 and no later than May 16, 2016 (provided, however, that if the 2016 Annual Meeting is held earlier than July 15, 2016 or later than September 13, 2016, proposals must be received no later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the 10th day following the day on which public announcement of the 2016 Annual Meeting is first made). The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s amended and restated bylaws. Our amended and restated bylaws are included as an exhibit to a Current Report on Form 8-K we filed with the SEC on August 1, 2013, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our amended and restated bylaws by contacting our Corporate Secretary at the address above.

OTHER BUSINESS

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended except to the extent that EA specifically incorporates it by reference into a filing.

The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2014. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the Securities and Exchange Commission. In fiscal 2015, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber and Denise F. Warren. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.

The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (“independent auditors”), is responsible for performing an independent audit of the Company’s (i) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (ii) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon.

The function of the Audit Committee is to assist the Board of Directors in its oversight responsibilities relating to the integrity of EA’s accounting policies, internal control and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; reviews and evaluates the performance of EA’s internal audit function; reviews and evaluates the performance of EA’s independent auditors; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; assesses the independence of the independent auditors; and is responsible for the selection of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently-completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 53 of this Proxy Statement under the heading “Proposal’ 3: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.

The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal year 2015 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2016.

AUDIT COMMITTEE

Richard A. Simonson (Chairman)

Jeffrey T. Huber

Denise F. Warren

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Historically, our non-employee directors have been paid a mix of cash and equity compensation for their service as directors.

Cash Compensation

The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2015. In May 2014, the Board approved an increase in the annual cash retainer for non-employee directors from $50,000 to $60,000 and also approved increases in respect of serving on or chairing each of our respective Committees. Because our Board year does not correspond to our fiscal year, actual amounts paid during fiscal 2015 were pro-rated based on the annualized figures in the following table. For more information regarding the specific compensation received by each non-employee director during fiscal 2015, see the “Fiscal 2015 Director Compensation Table” table below.

Compensation Component	Fiscal 2015 (Apr. to July)	Fiscal 2015 (Aug. to March)
Annual Retainer	$50,000	$60,000
Service on the Audit Committee	$10,000	$15,000
Chair of the Audit Committee	$10,000	$15,000
Service on the Compensation Committee	$7,500	$12,500
Chair of the Compensation Committee	$7,500	$12,500
Service on the Nominating and Governance Committee	$7,500	$10,000
Chair of the Nominating and Governance Committee	$2,500	$10,000
Chairman of the Board of Directors	$50,000	$50,000
Service as Lead Director	$25,000	$25,000

In addition, during fiscal 2015 individual directors were eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in such areas as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2015.

Stock Compensation

In fiscal 2015, each of our non-employee directors who were re-elected at the 2014 Annual Meeting of Stockholders on July 31, 2014 were granted an equity award with a grant date fair value of $260,000. This equity award was comprised of 50% RSUs and 50% stock options, which will vest in their entirety on July 31, 2015.

Under the 2000 Equity Incentive Plan, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. In fiscal 2015, Mr. Hoag, Mr. Huber, Mr. Paul and Mr. Simonson made the election to receive all of their cash compensation in the form of our common stock.

In February 2015, our Board of Directors approved a change to the stock compensation granted to directors following election or re-election to the Board of Directors. Effective with grants made following the Annual Meeting and pursuant to the terms of the 2000 Equity Incentive Plan, each director will be granted an equity award comprised of 100% RSUs, which will vest in their entirety upon the earlier of one year from the date of grant or the date of the 2016 Annual Meeting. The grant date fair value of the equity award will remain $260,000. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report.

Other Benefits

Non-employee directors, who are not employed with any other company, are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a Board of Directors member with the option for the continuation of benefits upon the expiration of their Board of Directors term. Participating directors pay 100% of their own insurance premiums.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan (“DCP”) that allows our directors and certain employees, including our named executive officers, to defer receipt of their director fees or base salary, as the case may be, into cash accounts that mirror the gains and/or losses of several different investment funds, which correspond to the funds we have selected for our 401(k) plan. Director participants may defer up to 100% of their director fees until the date(s) they have specified. We are not required to make any contributions to the DCP and did not do so in fiscal 2015.

Stock Ownership Guidelines

Each non-employee director is required, within five years of becoming a director, to own shares of EA common stock or vested, but deferred, RSUs having a value of at least five years’ annual retainer for service on the Board of Directors. As of March 31, 2015, each of our directors had either fulfilled their ownership requirements or had not yet reached five years of service. Mr. Hoag is currently eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures.

FISCAL 2015 DIRECTOR COMPENSATION TABLE

The following table shows compensation information for each of our non-employee directors during fiscal 2015. The compensation paid to Mr. Wilson is shown under “Fiscal 2015 Summary Compensation Table” found on page 39 of this Proxy Statement and the related explanatory tables. Mr. Wilson does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	Total ($)
Leonard S. Coleman	$78,125	$129,998	$129,998	$338,121
Jay C. Hoag	—	$129,998	$217,976	$347,974
Jeffrey T. Huber	—	$129,998	$208,341	$338,339
Vivek Paul	—	$129,998	$205,620	$335,618
Lawrence F. Probst III(1)	$36,667	$129,998	$129,998	$296,663
Richard A. Simonson	—	$129,998	$250,969	$380,967
Luis A. Ubiñas	$75,000	$129,998	$129,998	$334,996
Denise F. Warren	$71,250	$129,998	$129,998	$331,246

(1)

Mr. Probst was employed by the Company as our Executive Chairman until December 31, 2015 and did not receive cash compensation for his service on the Board of Directors while he was an employee. Mr. Probst’s cash compensation for his service on the Board of Directors was pro-rated from January 1, 2015 through March 28, 2015 (the last day of fiscal 2015). In addition to the annual equity award Mr. Probst received upon his re-election at our 2014 Annual Meeting of the Stockholders, which is reflected above, Mr. Probst also received a one-time equity award on June 16, 2014 in recognition for his service to the Company as Executive Chairman, which is not reflected above. This one-time equity award had an aggregate grant date fair value of $1,532,413 and was comprised of RSUs with a grant date fair value equal to 50% of the award and a non-qualified stock option to purchase EA common stock with a grant date fair value equal to 50% of the award.

(2)

Represents the aggregate grant date fair value of RSUs granted in fiscal 2015 and calculated based on a closing price of $33.60 for our common stock on the date of grant, July 31, 2014. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report. The aggregate number of unvested RSUs held by each of our non-employee directors as of March 28, 2015 (the last day of fiscal 2015) was as follows: Mr. Coleman, 3,869; Mr. Hoag, 3,869; Mr. Huber, 3,869; Mr. Paul, 3,869; Mr. Probst, 25,331, Mr. Simonson, 3,869; Mr. Ubiñas, 3,869; and Ms. Warren, 3,869.

(3)

Represents the grant date fair value of $129,998 for stock options granted in fiscal 2015 to each of our directors upon their re-election at our 2014 Annual Meeting of the Stockholders, as well as the grant date fair value of stock options received by certain of our non-employee directors who elect to receive all or part of their cash compensation for a given quarter of the Board year in the form of EA common stock which is granted in the form of a stock option with the terms detailed above. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 15 “Stock-Based Compensation and Employee Benefit Plans” of the Consolidated Financial Statements in our Annual Report. The aggregate number of unexercised stock options held by our non-employee directors as of March 28, 2015 was as follows: Mr. Coleman, 57,072; Mr. Hoag, 11,872; Mr. Huber 31,472; Mr. Paul, 72,905; Mr. Probst, 317,961, Mr. Simonson, 62,072; Mr. Ubiñas, 11,872; and Ms. Warren, 11,872.

(4)

As described above, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The following table presents information regarding the shares granted to each director during fiscal 2015 who elected to receive all or part of their cash compensation in the form of common stock:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2014	28.74	622	17,876
	8/1/2014	33.71	694	23,395
	11/3/2014	40.96	570	23,347
	2/2/2015	54.97	425	23,360

				87,978

Jeffrey T. Huber	5/1/2014	28.74	574	16,497
	8/1/2014	33.71	612	20,631
	11/3/2014	40.96	503	20,603
	2/2/2015	54.97	375	20,612

				78,343

Vivek Paul	5/1/2014	28.74	550	15,807
	8/1/2014	33.71	592	19,956
	11/3/2014	40.96	486	19,907
	2/2/2015	54.97	363	19,952

				75,622

Richard A. Simonson	5/1/2014	28.74	909	26,125
	8/1/2014	33.71	938	31,620
	11/3/2014	40.96	772	31,621
	2/2/2015	54.97	575	31,605

				120,971

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Our Compensation Discussion and Analysis (“CD&A”) describes and discusses the fiscal 2015 compensation paid to our named executive officers (“NEOs”), and is organized into six sections:

•	Executive Summary

•	Compensation Principles and Say on Pay Vote

•	The Process for Determining Our NEOs’ Compensation

•	Our NEOs’ Fiscal 2015 Compensation

•	Our Elements of Pay

•	Other Compensation Information

EXECUTIVE SUMMARY

Fiscal 2015 Summary of EA’s Business

Fiscal 2015 was a year of exceptional performance for EA. Our core strategies delivered award-winning games and services to our players and deep player engagement. This, together with strong execution, generated excellent financial results for the Company. In addition, for fiscal year 2015, we were the #1 publisher on Xbox One and PlayStation 4 combined.

We accomplished these results while controlling operating expenses through disciplined cost management. Our non-GAAP financial results reflect these accomplishments: we exceeded our net revenue and earnings per share guidance, drove higher gross margins, increased our cash provided by operations and invested in new products and services for the future. In fiscal 2015, our share price increased by 104%, making us the 4th best performing stock in the S&P 500 Index over that time period. As part of our commitment to return value to our stockholders, we also utilized approximately $337 million to repurchase our common stock in fiscal 2015, and, in May 2015 we replaced our existing share repurchase authorization with a new $1 billion program.

Financial and Operating Highlights

•	We generated $4.32 billion in non-GAAP net revenue and delivered $2.51 in non-GAAP diluted earnings per share.

•	Our non-GAAP digital net revenue increased to $2.23 billion in fiscal 2015 and represented over half of our total non-GAAP net revenue for the first time in Company history.

•	We delivered non-GAAP net income of $806 million and operating cash flow of $1.07 billion, both records for a fiscal year.

•	Our non-GAAP operating profit margins increased to nearly 25% from 18%.

•	Non-GAAP mobile net revenue of $524 million was a record for a fiscal year.

•	Dragon Age: Inquisition, which launched in November 2014, has garnered more than 100 “Game of the Year” awards from media outlets including IGN, Game Informer and the Associated Press.

On a GAAP basis in fiscal 2015, we delivered net revenue of $4.52 billion, diluted earnings per share of $2.69, digital net revenue of $2.20 billion (49% of our total net revenue), net income of $875 million and mobile net revenue of $501 million. Our fiscal 2015 GAAP operating income was $948 million, creating GAAP operating profit margins of 21%. Appendix A to this Proxy statement includes a reconciliation of the non-GAAP financial measures referenced above to the most directly comparable GAAP financial measures.

The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board in fiscal 2015.

COMPENSATION PRINCIPLES AND SAY ON PAY VOTE

Compensation Principles — Promoting Pay-for-Performance

The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to promote a pay-for-performance approach to executive compensation:

•

Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•

Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry that is highly competitive for executive talent; and

•

Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent, and reflect each NEO’s individual experience, responsibilities and performance.

2014 Say On Pay Vote, Our Investor Outreach Program and Resulting Compensation Changes

We value the feedback of our stockholders. In connection with the say on pay vote at our 2014 Annual Meeting, our directors and management spoke with stockholders representing approximately 53% of our stock to discuss our executive compensation programs as part of our ongoing stockholder outreach. The EA participants in these meetings included the Chairman of our Compensation Committee, our Chief Financial Officer, Chief Talent Officer, Head of Investor Relations and other members of our compensation and investor relations teams. We heard from these stockholders that they were concerned with the one-time grant to Mr. Wilson during fiscal 2014 of a non-qualified option to purchase 1,000,000 shares of our common stock in connection with his appointment as our CEO. Several stockholders felt that this equity grant did not sufficiently promote a pay-for-performance incentive for Mr. Wilson. Further, at the beginning of fiscal 2015 (i.e., May 2014), we included stock options in the annual equity awards granted to our NEOs, which reduced from 50% to 25% the percentage of performance-based restricted stock units (“PRSUs”) included in the equity mix, and stockholders expressed their concern with this practice.

The Compensation Committee considered this input, along with a wide variety of other factors, and made changes to our executive compensation program. These changes, which have been implemented for our fiscal year 2016 annual equity awards, eliminated stock options from the annual equity awards granted to our executive officers and increased the percentage of PRSUs from 25% to 50% with vesting tied to the Company’s total stockholder return (“TSR”) over one-, two- and three-year periods; the remaining 50% of the annual equity award is granted in time-based RSUs (“RSUs”) in order to balance pay-for-performance and retention considerations. In addition, the Board and the Compensation Committee added a cash flow metric to the financial objectives of our NEOs’ fiscal 2016 cash bonuses.

The Compensation Committee and the Board are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices.

THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION

Role of the Board, Compensation Committee and Management

Our Board approves the target total direct compensation of and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. Our Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from Mr. Wilson, our Chief Talent Officer, and Compensia.

Compensation decisions made by the Board and the Compensation Committee are based on several factors, including the Company’s financial performance, the financial and operating performance of each NEO’s business unit (if applicable), individual performance, market trends, and other factors unique to each individual. The impact of the Company’s financial performance and individual considerations in our fiscal 2015 compensation decisions are detailed in the section of this CD&A entitled “Our NEOs’ Fiscal 2015 Compensation.” The Compensation Committee and the Board also reference certain market-based considerations, such as peer group data, benchmarking and percentiles when making compensation decisions.

Selection and Use of Peer Group

To assess market compensation practices, each year the Compensation Committee selects a group of comparable companies (“peer group”) to use as a reference for compensation decisions. Our peer group comprises companies across related industries, with comparable revenue, market capitalization, geographic markets, financial performance and expected growth rates. In the third quarter of fiscal 2014 (November 2013), the Committee selected the following peer group to use as a reference for fiscal 2015 compensation decisions.

FISCAL 2015 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe Systems	AMC Networks Inc.	Hasbro
Zynga	Autodesk	Discovery Communications	Mattel
	Expedia	Lions Gate Entertainment
IAC/Interactive Corp.
Intuit
LinkedIn Corporation
Priceline
Salesforce.com
Symantec
Yahoo!

In the third quarter of fiscal 2015 (November 2014), the Committee assessed this peer group for use in benchmarking fiscal 2016 compensation decisions and determined that it was still an appropriate representation of comparable companies, and did not make any changes to the peer group.

Compensation Benchmarking and the Role of Consultants

In February 2014, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group and data from the Radford Global Technology Survey. The analysis included a comparison of the base salary, target cash compensation, long-term incentives and target total direct compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Each compensation element was evaluated against peer group compensation at multiple percentile levels. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Compensation Committee with its findings in February 2014 to be used as a reference for making compensation decisions for fiscal 2015.

Use of Percentiles

When setting the fiscal 2015 base salaries and bonus opportunities for our NEOs, the Committee references the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, we reference the 75th percentile. While we consider each component with respect to this data, the actual base salary, bonus, and equity compensation awarded to an NEO may be above or below these levels and is determined based on our financial performance, individual performance, market trends and other factors unique to each individual.

The Compensation Committee also considers the aggregate value of all three target total direct compensation components (i.e., base salary, bonus and annual equity awards), and references the 50th to 75th percentiles of the market for total direct compensation. When necessary for new hires, retention, succession planning, or recognition of outstanding performance, the Compensation Committee may approve exceptional compensation for select key executives that could result in target total direct compensation above our referenced range.

OUR NEOS’ FISCAL 2015 COMPENSATION

Our NEOs for fiscal 2015 were as follows:

•	Andrew Wilson, our Chief Executive Officer;

•	Blake Jorgensen, our Executive Vice President and Chief Financial Officer;

•	Patrick Söderlund, our Executive Vice President, EA Studios;

•	Peter Moore, our Executive Vice President and Chief Operating Officer; and

•	Kenneth Moss, our Executive Vice President and Chief Technology Officer.

In July 2014, we added Kenneth Moss to our executive leadership team as our Chief Technology Officer. In that role, Mr. Moss directs the development of the digital platform for the Company, consolidating and enhancing our server infrastructure to support our products and services, and managing our global IT function. Mr. Moss is an NEO in fiscal 2015 as a result of his new hire equity award.

Compensation Dashboard: The Compensation Dashboard below provides a snapshot of the key elements of our fiscal 2015 and fiscal 2016 executive compensation programs and illustrates that long-term incentives constitute the overwhelming majority of our NEOs’ total target direct compensation. Additional information about these key elements is included in the section below titled “Our Elements of Pay”.

Cash Compensation

The cash compensation of each NEO consists of a market competitive base salary and the opportunity to earn an annual cash bonus, expressed as a percentage of base salary. Base salary and bonus target percentage are set based on an assessment of various factors, including individual performance, market rates for each role and internal parity.

The annual cash bonuses paid to our NEOs (other than Mr. Wilson) are determined pursuant to the following guidelines:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Adjustment Based on Business Unit (if applicable) and Individual Performance	=	NEO Bonus Payout

Company Bonus Funding Percentage: In order to align our NEOs’ bonus payouts to the performance of the Company, each NEO’s bonus (other than Mr. Wilson’s) is tied to the bonus funding percentage applied to our overall Company bonus pool. In fiscal 2015, our non-GAAP net revenue of $4.319 billion was approximately 104% of our $4.150 billion target and our non-GAAP diluted earnings per share of $2.51 was approximately 130% of our $1.90 target. As a result, in fiscal 2015 the Compensation Committee funded our overall Company bonus pool at 125% of aggregate employee target bonuses. In making this determination, the Compensation Committee considered the weighting of our non-GAAP net revenue and non-GAAP diluted earnings per share, which together accounted for 121% of the Company bonus funding percentage. Then the Compensation Committee took into account other operational achievements in fiscal 2015 including: the critical success of our fiscal 2015 game launches such as Dragon Age: Inquisition; the operational stability of our fiscal 2015 game launches such as the launch of Battlefield: Hardline; and the development progress of new IP for fiscal 2016, including Star Wars: Battlefront, to determine the funding at 125% of aggregate employee target bonuses.

Business Unit and Individual Performance: The Board (in the case of Mr. Wilson) and the Compensation Committee, in consultation with Mr. Wilson and our Chief Talent Officer (in the case of all other NEOs) assessed the individual performance achievements of each NEO and then adjusted the final bonus payouts based on business unit performance (if applicable) and their individual performance in fiscal year 2015.

FISCAL 2015 BASE SALARY AND CASH BONUS FOR NEOs

	Base Salary Earned in Fiscal 2015	Target Annual Bonus Award	Company Bonus Funding Percentage (125%)	Fiscal 2015 Cash Bonus
Mr. Wilson	$880,769	$1,325,000	N/A	$2,000,000
Mr. Jorgensen	$694,231	$695,000	$868,750	$1,216,250
Mr. Söderlund(1)	$642,646	$642,646	$803,308	$1,178,780
Mr. Moore	$666,154	$666,667	$833,334	$1,050,000
Mr. Moss	$365,962	$309,375	$386,719	$425,391

(1)

Mr. Söderlund is based in Stockholm, Sweden and thus, paid in Swedish krona (“SEK”). The amounts set forth in this table as base salary and target annual bonus award were derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2015. The amount set forth as Mr. Söderlund’s fiscal 2015 cash bonus is based on the exchange rate as of May 29, 2015, the fiscal month-end closest to the date of Mr. Söderlund’s receipt of the fiscal 2015 cash bonus.

Cash bonuses represented approximately one-half of our NEOs’ target total cash compensation and approximately 64% of our NEOs’ realized total cash compensation for fiscal 2015, thus putting at risk a significant portion of our NEO’s cash compensation.

Mr. Wilson, Chief Executive Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2015, the Board increased Mr. Wilson’s base salary by 12.5% and maintained his target bonus percentage at 150% of his base salary. Mr. Wilson’s base salary was increased as a result of his performance and the financial and operating performance of the Company during fiscal 2014 and to better align his base salary with the base salaries for CEOs in our peer group. While Mr. Wilson’s resulting base salary and total target cash compensation were below the median for CEOs in our peer group, the Board determined that Mr. Wilson’s aggregate compensation package (base, target bonus and equity award) was appropriate relative to his tenure in the role.

Cash Bonus: Mr. Wilson’s objectives that the Board considered material in making the determination of his fiscal 2015 cash bonus and the attainment of those objectives are set forth below:

Fiscal 2015 Objectives	Target	Actual(1)
Non-GAAP Financial & Digital Objectives (60% weight):
(In millions, except earnings per share and percentages)
Net Revenue	$4,150	$4,319
Gross Profit	$2,844	$3,066
Operating Expenses	$2,000	$1,990
Diluted Earnings Per Share (based on share count of 326M)	$1.90	$2.47
Digital Revenue as a % of Total Revenue	50%	52%
Mobile Revenue Stretch Growth Target	39%	16%
Growth in Nucleus Accounts	15%	25%
Growth in Monthly Active Users	20%	19%
Strategic & Operative Objectives (40% weight):
Console/PC Launches, Mobile Launches, New IP and Fiscal 2016 Readiness, Organizational Health	N/A	N/A

(1)	Appendix A to this Proxy Statement includes a reconciliation of the non-GAAP financial measures referenced above to the most directly comparable GAAP financial measures.

In fiscal 2015, the Board removed a TSR multiplier that we previously applied to the calculation of our CEO’s final bonus payout. The Board determined to remove this TSR multiplier so that the Company’s TSR would not be a determining factor in both Mr. Wilson’s final bonus payout and the number of his PRSUs that vest in fiscal 2015. In addition, in fiscal 2015 the Board added financial objectives related to our digital revenue and mobile business to Mr. Wilson’s financial and digital objectives to reflect the growing focus of our business on the digital delivery of digital games and services. The Board also increased the weight given to Mr. Wilson’s strategic and operational objectives in order to provide Mr. Wilson incentives related to non-financial objectives that the Board felt are critical for the long-term health and success of the Company, many of which are pre-set and quantifiable such as: reducing voluntary attrition below fiscal 2014 levels; preparing a pre-set number of games, including mobile titles and console titles based on new IP for launch in fiscal year 2016 and the commercialization of FIFA World and FIFA Online 3 in China.

In determining Mr. Wilson’s final cash bonus payout, the Board considered the weighting and achievement of Mr. Wilson’s fiscal 2015 objectives set forth above. The Board then exercised its discretion to increase Mr. Wilson’s final bonus payment for factors that it deemed significant, including the Company bonus funding percentage of 125% discussed above and Mr. Wilson’s individual performance (provided that Mr. Wilson’s bonus may not exceed 200% of his target bonus). Factors that the Board considered in determining Mr. Wilson’s individual performance included: his leadership in the critical and financial success of the Company’s fiscal 2015 game launches, including FIFA 15, Madden NFL 15, Dragon Age: Inquisition and Battlefield: Hardline; the Company’s significant increase in digital revenue; the success of new products and services; the development of new IP; recognizing and fostering talent within the Company and Mr. Wilson’s implementation of his strategy and direction for the Company.

Mr. Jorgensen, Executive Vice President and Chief Financial Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2015, the Compensation Committee increased Mr. Jorgensen’s base salary by 4% and maintained his target bonus opportunity at 100% of his base salary. Mr. Jorgensen’s base salary was increased as a result of his performance during fiscal 2014, including his role in improving operating margins, increasing cash provided by operations and reducing the Company’s operating expenses.

Cash Bonus: To determine Mr. Jorgensen’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2015, as well as Mr. Jorgensen’s individual performance, including: driving our Company-wide strategy to focus on consolidated financial results versus business unit results; continuing to improve operating margins and cash provided by operations, while controlling the Company’s operating expenses in the fiscal year; and communicating with investors and shareholders.

Mr. Söderlund, Executive Vice President, EA Studios

Base Salary & Bonus Target: In the first quarter of fiscal 2015, the Compensation Committee increased Mr. Söderlund’s base salary by 13.5% and maintained his target bonus opportunity at 100% of his annual base salary. Mr. Söderlund’s base salary was increased as a result of his performance during fiscal 2014, including the successful launch of titles for Microsoft’s Xbox One and Sony’s PlayStation 4, as well as the success of products such as Battlefield 4 and Need for Speed: Rivals, and to better align his target total cash compensation with internal peers.

Cash Bonus: To determine Mr. Söderlund’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2015, as well as Mr. Söderlund’s individual performance, including: his role in improving product quality (including FIFA 15, Madden NFL 15, and Dragon Age: Inquisition); preparing new games for launch in fiscal 2016, including Star Wars Battlefront; developing new IP for both console and PC games; and his overall leadership of our EA Studios organization.

Mr. Moore, Executive Vice President and Chief Operating Officer

Base Salary & Bonus Target: In the first quarter of fiscal 2015, the Compensation Committee increased Mr. Moore’s base salary by 3% and maintained his target bonus opportunity at 100% of his annual base salary. Mr. Moore’s base salary was increased as a result of his performance during fiscal 2014, including his role in reducing our operating expenses and improving our digital revenue while maintaining strong revenue performance from traditional retail channels.

Cash Bonus: To determine Mr. Moore’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2015, as well as Mr. Moore’s individual performance, including: his role in increasing our market share in North America and Europe and maintaining our leadership position on the PlayStation 4 and Xbox One consoles; his development of a global digital publishing organization; and his overall leadership of our publishing functions worldwide.

Mr. Moss, Executive Vice President and Chief Technology Officer

Base Salary & Bonus Target: In conjunction with Mr. Moss’ June 2014 offer of employment, the Committee approved an annual base salary of $550,000 and a bonus target of 75%. The Compensation Committee approved Mr. Moss’ base salary and total compensation based on his skills, his target total cash compensation at his former employer, eBay Inc., and the market data for similar positions in our peer group.

Cash Bonus: Mr. Moss’ bonus target is pro-rated for fiscal year 2015 based on his start date of July 14, 2014. To determine Mr. Moss’ final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2015, as well as Mr. Moss’ individual performance, including: the successful scaling and enhancement of the technology supporting our growing digital business; his leadership of the organization, strategy and vision for EA’s digital platform and information technology divisions; and his team’s support of the Company’s products and services, such as the launch quality of the Company’s fiscal 2015 games including Battlefield: Hardline.

Equity Compensation

Equity compensation is used as a tool to hire and retain the Company’s top talent. In fiscal 2015, Mr. Moss was granted time-based RSUs (“RSUs”) and stock options (collectively, the “New Hire Award”) in connection with his offer of employment. To determine the value of the New Hire Award, the Compensation Committee referenced market data for his role in our peer group and the value of equity forfeited with his former employer upon departure. A significant portion of Mr. Moss’ New Hire Award replaced the value of the equity he forfeited at his former employer. The other NEOs’ annual equity awards (“Annual Awards”) were targeted to be comprised of 50% RSUs with a three-year pro rata vesting schedule; 25% PRSUs with vesting tied to the Company’s TSR; and 25% stock options with time-based vesting. The number of PRSUs, stock options and RSUs awarded to each NEO was determined based upon an assessment of various individual factors, including each NEOs’ role and tenure with the Company, individual performance, the value of unvested equity for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers.

The following table shows the value of the Annual Awards granted to Mr. Wilson, Mr. Jorgensen, Mr. Söderlund and Mr. Moore in fiscal 2015 and the New Hire Award granted to Mr. Moss:

FISCAL 2015 ANNUAL AWARD VALUES AND NEW HIRE

AWARD VALUES FOR NEOs

	Target PRSUs	RSUs	Stock Options	Total Value at Grant	Accounting Value at Grant
Mr. Wilson	$2,000,000	$4,000,000	$2,000,000	$8,000,000	$8,696,866
Mr. Jorgensen	$875,000	$1,750,000	$875,000	$3,500,000	$3,804,838
Mr. Söderlund	$1,500,000	$3,000,000	$1,500,000	$6,000,000	$6,522,628
Mr. Moore	$750,000	$1,500,000	$750,000	$3,000,000	$3,261,296
Mr. Moss	—	$5,000,000	$1,500,000	$6,500,000	$6,499,989

Approximately 75% of the aggregate compensation of our NEOs for fiscal 2015 was provided in the form of long-term equity.

Following our 2014 Annual Meeting, our Board and Compensation Committee conducted an in-depth analysis of our executive compensation programs and considered the discussions with our stockholders and the results of our 2014 say on pay vote. As a result, the Compensation Committee with the support of our Board approved changes to our executive compensation program along with a wide variety of other factors. These changes, implemented for fiscal year 2016, eliminated stock options from the annual equity awards granted to our executive officers and increased the percentage of PRSUs from 25% to 50% with vesting tied to the Company’s TSR over one-, two- and three-year periods; the remaining 50% of the annual equity award is granted in RSUs in order to balance pay-for-performance and retention considerations. We granted our NEOs’ fiscal 2015 Annual Awards in June 2014 prior to this in-depth analysis of our executive compensation programs and the discussions with our stockholders regarding our pay practices.

Upon joining the Company, Mr. Moss was granted a New Hire Award with the vesting schedules and terms described below. Because Mr. Moss was not an employee of the Company at the time that the Committee granted Annual Awards, he was not granted PRSUs in fiscal 2015. Mr. Moss received an Annual Award in fiscal 2016 consistent with our other executive officers and 50% of his fiscal 2016 Annual Award was in the form of PRSUs.

Mr. Wilson, Chief Executive Officer

In determining the size of Mr. Wilson’s Annual Award, the Board considered market data for existing CEOs, Mr. Wilson’s current unvested equity holdings from PRSU, RSU and stock option grants and Mr. Wilson’s individual performance during fiscal 2014, including launching games on time for both the Xbox One and PlayStation 4, as well as the Xbox 360 and PlayStation; and the Company’s increasing percentage of digital revenue as a portion of total revenue.

Mr. Jorgensen, Executive Vice President and Chief Financial Officer

In determining the size of Mr. Jorgensen’s Annual Award, the Compensation Committee considered Mr. Jorgensen’s current unvested equity holdings from PRSU, RSU and stock option grants and Mr. Jorgensen’s individual performance during fiscal 2014, including improvements to the Company’s operating margins and cash provided by operations; his role in reducing the Company’s operating expenses; and managing communications with employees and investors.

Mr. Söderlund, Executive Vice President, EA Studios

In determining the size of Mr. Söderlund’s Annual Award, the Compensation Committee considered Mr. Söderlund’s current unvested equity holdings from PRSU, RSU and stock option grants, internal parity and Mr. Söderlund’s individual performance during fiscal 2014, including managing the launches of our games and services on the Xbox One and the PlayStation 4; the success of products released in the second half of fiscal 2014 (including Titanfall and Plants vs. Zombies: Garden Warfare); and reorganizing our former EA Games and EA SPORTS labels into a newly formed EA Studios organization.

Mr. Moore, Executive Vice President and Chief Operating Officer

In determining the size of Mr. Moore’s Annual Award, the Compensation Committee considered Mr. Moore’s current unvested equity holdings from PRSU, RSU and stock option grants and Mr. Moore’s individual performance during fiscal 2014, including achieving a leadership position on the PlayStation 4 and Xbox One consoles; improving our digital revenue while maintaining strong revenue performance from traditional retail channels; and his role in reducing our operating expenses during the 2014 fiscal year.

Mr. Moss, Executive Vice President and Chief Technology Officer

Upon joining the Company, Mr. Moss was granted an equity award, the value of which was determined largely to offset the unvested equity he forfeited when he left eBay Inc., his prior company. 25% of the RSUs granted to Mr. Moss vested on January 16, 2015, 35% will vest on July 16, 2015 and 20% will vest on each of July 16, 2016 and July 16, 2017. The vesting schedule of Mr. Moss’ RSUs was designed to account for the vesting cycle at his previous employer and to incentivize him to join EA without losing significant compensation during his first year of employment. The stock options granted to Mr. Moss will vest in one-third increments on each of the first, second and third anniversaries of the grant date.

OUR ELEMENTS OF PAY

We believe that our compensation programs reflect our three compensation principles described under “Compensation Principles — Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. The elements of our compensation programs are set forth below:

Base Salary

On an annual basis, the Compensation Committee reviews and approves any base salary adjustments considering such factors as individual performance, pay relative to market, level of responsibilities, complexity of role, and internal compensation alignment.

As part of its May 2015 compensation review, the Compensation Committee (and Board for Mr. Wilson) increased the base salaries of certain NEOs for fiscal 2016. As part of the process described above, effective June 1, 2015, the base salaries of our NEOs will be: Mr. Wilson, $1,000,000; Mr. Jorgensen, $735,000; Mr. Söderlund $593,7841; Mr. Moore $690,100; and Mr. Moss, $588,500.

[1]	This amount reflects Mr. Söderlund’s base salary based on the exchange rate of SEK to the USD as of May 29, 2015, the fiscal month end closest to the effective date of Mr. Söderlund’s base salary increase.

Cash Bonus Awards

Cash bonus awards for each of our NEOs were funded under the Electronic Arts Inc. Executive Bonus Plan (the “Executive Bonus Plan”). Cash bonuses payable under this plan are intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code. At the beginning of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine maximum bonus funding. In fiscal 2015, all of our NEOs were selected to participate in this plan, and the Compensation Committee selected non-GAAP net income as the performance measure because the level of profitability is a key business focus in any year. The performance period was established as fiscal 2015, and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 300% of their annual base salary or (2) 0.5% of our fiscal 2015 non-GAAP net income for each NEO other than our CEO, for whom the maximum was 1% of our fiscal 2015 non-GAAP net income. For fiscal 2015, the Company reported non-GAAP net income of $806 million which resulted in a maximum bonus award funding of 300% of annual base salary for each of our NEOs. The Compensation Committee then exercised its discretion to reduce actual bonus awards for each individual based on the Company’s overall financial performance, the terms of the Executive Bonus Plan, target bonus award and individual performance against strategic and operational objectives, as discussed in “Our NEOs’ Fiscal 2015 Compensation” above.

RSUs

Annual Award grants of RSUs to our NEOs vest annually over 35 months from the grant date in equal increments each May. For fiscal 2015, approximately 50% of the total value of our NEOs’ Annual Awards were made in the form of RSUs.

PRSUs

The Compensation Committee has granted PRSUs as part of the annual equity awards to Executive Vice President level employees and above since fiscal 2012. Beginning in fiscal 2016, Senior Vice President level employees and above will participate in this program. The number of shares earned adjusts based upon changes in our TSR relative to the performance of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR”) measured over 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”). PRSUs may vest upon approximately the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2015, approximately 25% of the total value of our NEOs’ Annual Awards were made in the form of PRSUs.

The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	x	Relative NASDAQ-100 TSR Multiplier	=	Shares Earned

The Relative NASDAQ-100 TSR multiplier, which can range from 0% to 200% is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR is at the 60th percentile (i.e., 10% higher than the median TSR of the NASDAQ-100) at the end of a Vesting Measurement Period, 100% of target shares will be earned. The percentage of shares earned will be adjusted upward by 3% or downward by 2% for each percentile above or below the 60th percentile, respectively.

The following table illustrates the percentage of shares that could be earned from our PRSUs based on the Company’s Relative NASDAQ-100 TSR.

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%

The following table illustrates the percentage of shares subject to outstanding PRSUs earned at the end of fiscal 2015:

PRSU Grant Date	June 2012	June 2013	June 2014
Measurement Period	Fiscal 13-15	Fiscal 14-16	Fiscal 15-17
90 day average stock price (at start of measurement period)	$14.26	$20.35	$32.36
Length of Vesting Measurement Period	3 Years	2 Years	1 Year
90 day average stock price (at end of measurement period)	$53.42
EA’s TSR	275.7%	162.5%	65.1%
EA’s Relative NASDAQ-100 TSR Percentile	95th	96th	97th
Percentage of Target Shares Earned in May 2015	200%	200%	200%

Our PRSU program also includes specific caps on the number of shares that can be earned at any Vesting Opportunity. First, the number of shares earned is capped at 200% of the target shares available for vesting at a Vesting Opportunity. And second, if the Company’s TSR at any Vesting Opportunity is negative on an absolute basis, the number of shares that can be earned is capped at 100% of the target regardless of the Company’s Relative NASDAQ-100 TSR. For example, in fiscal 2015 our TSR for PRSUs granted in June 2014 was 65.1% and our Relative NASDAQ-100 TSR for the one-year Vesting Opportunity of those PRSUs was in the 97th percentile. Without these caps, our NEOs would have earned 209% of target shares from the June 2014 PRSU grants; however after applying the cap described above, the number of shares earned from our June 2014 PRSU grant was reduced to 200% of target shares.

In addition, as an incentive to keep our executives focused on long-term stock price performance, our PRSU program provides an opportunity for our executives to earn shares at the second and third Vesting Opportunities (i.e., on approximately the second and third anniversaries of the grant date) that were not earned at the first and second Vesting Opportunities (i.e., approximately the first and second anniversaries of the grant date) in an amount up to 100% of the target number of shares unearned from the previous Vesting Opportunities, based on our Relative NASDAQ-100 TSR during the cumulative 24-month and 36-month Vesting Measurement Periods. These shares are earned in the event that Company’s Relative NASDAQ-100 TSR subsequently improves over the cumulative 24-month and/or 36-month Vesting Measurement Periods. This feature has never been applied to PRSUs granted to our NEOs, and given our TSR in fiscal 2015, this feature will not be applicable until, at the earliest, PRSUs that are earned in fiscal 2018.

Stock Options

For fiscal 2015, approximately 25% of the total value of our NEOs’ Annual Awards were made in the form of stock options. Stock option awards granted to our NEOs in fiscal 2015 vest annually over 35 months in equal increments each May. The exercise price of stock options granted to our NEOs is set on a regularly scheduled grant date with no discount or premium. No stock option awards were granted to our NEOs in fiscal 2016.

Use of Non-GAAP Financial Measures

The Company uses certain adjusted non-GAAP financial measures when establishing performance-based bonus targets, such as non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP diluted shares. These non-GAAP financial measures exclude the following items (other than shares from the convertible bond hedge, which are included) as applicable, in a given reporting period: acquisition-related expenses, amortization of debt discount, change in deferred net revenue (online-enabled games), college football settlement expenses, income tax adjustments, loss on licensed intellectual property commitment, shares from convertible bond hedge and stock-based compensation, among others. In addition, for these purposes, we make further adjustments to our publicly disclosed non-GAAP measures to add back bonus expense.

OTHER COMPENSATION INFORMATION

Benefits and Retirement Plans

We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and a monthly car allowance or use of a company car for employees in certain positions and locations, including in Sweden where Mr. Söderlund resides. We also offer a sabbatical program for regular full-time employees who commenced employment prior to October 7, 2009. If employees, including our NEOs, are unable to utilize their full sabbatical benefit within the eligibility period, they receive a cash payout for their accrued, but unused, sabbatical. In fiscal 2015, Mr. Wilson received a payout of approximately $38,500 in accordance with the terms of the sabbatical program, as he was unable to utilize his full sabbatical benefit within the eligibility period.

We offer retirement plans to our employees based upon their country of employment. In the United States, our employees, including our U.S.-based NEOs, are eligible to participate in a tax-qualified section 401(k) savings plan, with an annual Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the matching contribution is determined each year based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our Directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2015. In Sweden, where Mr. Söderlund resides, the Company contributes to supplementary ITP occupational pension plans (the “ITP Plans”) for eligible employees, which provide retirement, life insurance and disability benefits. Eligible employees above certain income thresholds also may elect to participate in an alternative ITP Plan. The ITP Plans are offered pursuant to the terms of a collective agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation.

Perquisites and Other Personal Benefits

While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D, and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Company-reimbursed air and ground transportation generally is limited to business travel. During fiscal 2015, Mr. Moss spent approximately half of his time working from Company headquarters in Redwood Shores, California and the other half working from Seattle, Washington, where he resides. We reimbursed Mr. Moss for expenses associated with regular travel between his Seattle home and Company headquarters and such expenses were grossed-up for taxes. These expenses and the associated tax gross-up are reported in the “All Other Compensation” column of our “Fiscal 2015 Summary Compensation Table” beginning on page 39 of this Proxy Statement. We will cease to pay for these expenses upon Mr. Moss’ relocation to California, which is expected to occur in calendar 2015.

Relocation Assistance

We provide relocation benefits to our executive officers, including our NEOs, in order to induce job candidates to accept job offers for certain open positions that are critical to the Company’s business needs. These benefits may include household goods and car shipment, travel, temporary housing, car rental, storage, miscellaneous relocation allowance, closing costs and home sale commissions, house-hunting trips, and tax protection to offset costs incurred by our executive officers as a result of these relocations.

Change of Control Arrangements and Severance

Our executive officers, including our NEOs, are eligible to participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”), which is a “double-trigger” change of control plan that provides our executive officers with payments and benefits if their employment is terminated in connection with a change of control. For more information on the CoC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change of Control” beginning on page 46 of this Proxy Statement.

We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to all of our U.S.-based employees. Under the Severance Plan, eligible employees may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change of control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CoC Plan.

Stock Ownership Requirements

We maintain stock ownership requirements for all of our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers who are executive vice presidents and 5x base salary for our CEO. We test the share ownership requirement on an annual basis and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.

As of March 31, 2015, each of our executive officers, had either met his or her then-applicable stock ownership requirement or had not yet reached the date on which he or she is required to meet his or her ownership requirement.

Insider Trading, Anti-Hedging and Anti-Pledging Policies

We maintain an insider trading policy designed to promote compliance by all of our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any hedging transaction or short sale of our stock or trading in any derivatives of our stock; our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.

Compensation Recovery

Our equity award agreements contain a provision providing that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.

Tax Deductibility and Compensation Expense

When making compensation decisions for our NEOs, the Committee considers if the compensation arrangements are tax deductible under Section 162(m) of the Internal Revenue Code. However, tax deductibility is not the primary factor in determining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for tax deductibility, we may, if consistent with our compensation philosophy, enter into compensation arrangements under which payments are not fully deductible under Section 162(m).

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section of this Proxy Statement entitled “Oversight of Risk Issues” above for an additional discussion of risk considerations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that EA specifically incorporates it by reference into a filing.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMMITTEE MEMBERS

Jay C. Hoag (Chair)

Leonard Coleman

Vivek Paul

FISCAL 2015 SUMMARY COMPENSATION TABLE

The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers for fiscal 2015 and, where applicable, fiscal 2014 and 2013. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs”.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

ANDREW WILSON	2015	880,769	—		6,696,870	(5)(6)	1,999,996	2,000,000	55,255	11,634,890
Chief Executive Officer	2014	674,038	—		3,896,250		8,607,400	780,474	17,219	13,975,381
	2013	510,865	—		4,283,250		—	827,488	10,373	5,631,976

BLAKE JORGENSEN	2015	694,231	—		2,929,842	(5)(7)	874,996	1,216,250	16,759	5,732,078
Executive Vice President,	2014	666,154	—		9,766,750		—	840,000	16,424	11,289,328
Chief Financial Officer	2013	362,500	350,000		2,842,000		—	269,208	657	3,824,365

PATRICK SÖDERLUND(8)	2015	642,646	—		5,022,628	(5)(9)	1,500,000	1,178,780	141,611	8,485,665
Executive Vice President,	2014	634,518	—		3,896,250		—	725,000	95,983	5,351,751
EA Studios	2013	584,583	—		4,283,250		—	259,050	67,154	5,194,037

PETER MOORE	2015	666,154	—		2,511,296	(5)(10)	750,000	1,050,000	16,718	4,994,168
Executive Vice President,	2014	646,154	—		3,376,750		—	685,000	24,965	4,732,869
Chief Operating Officer	2013	628,155	—		1,716,000		—	423,811	10,443	2,778,409

KENNETH MOSS	2015	365,962	170,000	(11)	4,999,990	(12)	1,499,999	425,391	75,237	7,536,579
Executive Vice President,
Chief Technology Officer

(1)

Represents the aggregate grant date fair value of RSUs with time-based and, where applicable, performance-based vesting granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value realized by the recipient. For RSUs with time-based vesting, grant date fair value is calculated using the closing price of our common stock on the grant date. Refer to footnote 5 below for a discussion of the fair value calculation for RSUs with performance-based vesting. For additional information regarding the valuation methodology for RSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report. For additional information regarding the specific terms of the RSUs with time-based vesting granted to our NEOs in fiscal 2015, see the “Fiscal 2014 Grants of Plan-Based Awards Table” below.

(2)

Represents the grant date fair value of stock options granted. For additional information on the valuation methodology and assumptions used to calculate the fair value of stock options, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our Annual Report.

(3)

Represents amounts awarded under the Executive Bonus Plan for fiscal 2015, 2014 and 2013, in addition to amounts awarded to Messrs. Söderlund and Wilson under the EA Bonus Plan in fiscal 2013. For additional information about the bonuses paid to our NEOs in fiscal 2015, see “Our NEOs’ Fiscal 2015 Compensation and “Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(4)

All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Other ($)		Tax Gross-Up ($)		Total ($)
ANDREW WILSON	2015	1,118	15,600	38,462	(C)	75	(D)	55,255
	2014	1,919	15,300	—		—		17,219
	2013	1,287	5,048	4,038		—		10,373

BLAKE JORGENSEN	2015	1,118	15,600	—		41	(D)	16,759
	2014	1,124	15,300	—		—		16,424
	2013	657	—	—		—		657

PATRICK SÖDERLUND	2015	702	68,797	62,204	(E)	9,908	(F)	141,611
	2014	791	32,142	63,050		—		95,983
	2013	—	37,779	29,375		—		67,154

PETER MOORE	2015	1,118	15,600	—		—		16,718
	2014	6,149	15,300	—		3,516		24,965
	2013	2,943	7,500	—		—		10,443

KENNETH MOSS	2015	839	—	37,923	(G)	36,475	(H)	75,237

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and disability programs.

(B)

Amounts shown for Messrs. Wilson, Jorgensen and Moore reflect Company-matching 401(k) contributions for fiscal years 2013, 2014 and 2015, as applicable, paid during each subsequent year. The amount shown for Mr. Söderlund reflects Company contributions during fiscal 2013, 2014 and 2015 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)	Represents the amount paid to Mr. Wilson for his accrued but unused sabbatical benefit.

(D)	Represents the value of taxes paid on behalf of Messrs. Wilson and Jorgensen for participation in video game purchase and/or reimbursement program available to all employees.

(E)	Includes car payments, private medical premiums, paid time off and hotel expenses for family members while considering a relocation, as well as a payout of $36,381 for expired paid time off.

(F)	Represents the aggregate value of taxes paid on behalf of Mr. Söderlund in connection with hotel expenses for family members while considering a relocation and business entertainment expenses.

(G)

Represents amounts reimbursed to Mr. Moss or paid on his behalf in connection with commuting expenses between his home in Seattle, Washington and Company headquarters in Redwood Shores, California ($37,438) and a welcome gift from the EA company store given to Mr. Moss.

(H)

Represents the aggregate value of taxes paid on behalf of Mr. Moss for (1) Company paid or reimbursed commuting expenses between his home in Seattle, Washington and Company headquarters in Redwood Shores, California ($36,183), (2) a welcome gift from the EA company store given to Mr. Moss, (3) participation in video game purchase and/or reimbursement program available to all employees and (4) participation in a console reimbursement program available to all new employees.

(5)

Includes the aggregate grant date fair value of PRSUs granted in those years. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect the actual value that can be realized by the recipient upon vesting of awards. For PRSUs, the grant date fair value is based on the probable outcome of the performance condition on the date of grant. For additional information regarding the valuation methodology for PRSUs, see Note 15, “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report. The PRSUs granted to our NEOs in fiscal 2015 are referred to as “Market-Based Restricted Stock Units” in Note 15. For additional information regarding the specific terms of the PRSUs granted to our NEOs in fiscal 2015, see the discussion of “PRSUs” in the “Compensation Discussion & Analysis” above and the “Fiscal 2015 Grants of Plan-Based Awards Table” below.

(6)

Represents the aggregate grant date fair value of 112,044 RSUs with time-based vesting granted to Mr. Wilson in fiscal 2015 of $3,999,971 and the grant date fair value of the target payout of 56,022 PRSUs granted to Mr. Wilson in fiscal 2015 of $2,696,899, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,999,971, which is based on the maximum vesting of 112,044 PRSUs multiplied by the closing price of our stock on the date of grant of $35.70.

(7)

Represents the aggregate grant date fair value of 49,019 RSUs with time-based vesting granted to Mr. Jorgensen in fiscal 2015 of $1,749,978 and the grant date fair value of the target payout of 24,509 PRSUs granted to Mr. Jorgensen in fiscal 2015 of $1,179,863, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $1,749,943, which is based on the maximum vesting of 49,018 PRSUs multiplied by the closing price of our stock on the date of grant of $35.70.

(8)

Mr. Söderlund is based in Stockholm, Sweden and thus, was paid in Swedish krona. The cash amounts reflected in the “Fiscal 2015 Summary Compensation Table” (other than equity awards) for our 2013 and 2014 fiscal years were converted to U.S. dollars based on the spot exchange rate as of the end of our 2013 and 2014 fiscal years, respectively. The amounts reported as salary and all other compensation for Mr. Söderlund in fiscal 2015 were derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2015. The amount reported as non-equity incentive plan compensation for Mr. Söderlund in fiscal 2015 is based on the exchange rate as of May 29, 2015, the fiscal month-end closest to the date of Mr. Söderlund’s receipt of such compensation.

(9)

Represents the aggregate grant date fair value of 84,033 RSUs with time-based vesting granted to Mr. Söderlund in fiscal 2015 of $2,999,978 and the grant date fair value of the target payout of 42,016 PRSUs granted to Mr. Söderlund in fiscal 2015 of $2,022,650, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $2,999,942, which is based on the maximum vesting of 84,032 PRSUs multiplied by the closing price of our stock on the date of grant of $35.70.

(10)

Represents the aggregate grant date fair value of 42,016 RSUs with time-based vesting granted to Mr. Moore in fiscal 2015 of $1,499,971 and the grant date fair value of the target payout of 21,008 PRSUs granted to Mr. Moore in fiscal 2015 of $1,011,325, based on the probable outcome of the performance conditions. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $1,499,971, which is based on the maximum vesting of 42,016 RSUs multiplied by the closing price of our stock on the date of grant of $35.70.

(11)

Represents a sign-on bonus at the time of hire. Mr. Moss must repay the full amount of the bonus if his employment terminates before the one-year anniversary of his hire date, and he must repay a pro-rated amount if his employment terminates between the one-year and two-year anniversaries of his hire date.

(12)	Represents the aggregate grant date fair value of 134,698 RSUs with time-based vesting granted to Mr. Moss in connection with his hire in fiscal 2015 of $4,999,990.

FISCAL 2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2015.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		All Other Option Awards: Number of Securities Underlying Option (#)		Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)

Andrew Wilson
Annual Bonus Opportunity	—	—	1,325,000	2,650,000	—	—	—		—		—	—
PRSUs	6/16/2014	5/16/2014	—	—	56,022	112,044	—		—		—	2,696,899
RSUs	6/16/2014	5/16/2014	—	—	—	—	112,044	(7)	—		—	3,999,971
Options	6/16/2014	5/16/2014	—	—	—	—	—		166,389	(8)	35.70	1,999,996

Blake Jorgensen
Annual Bonus Opportunity	—	—	695,000	2,100,000	—	—	—		—		—	—
PRSUs	6/16/2014	5/15/2014	—	—	24,509	49,018	—		—		—	1,179,863
RSUs	6/16/2014	5/15/2014	—	—	—	—	49,019	(7)	—		—	1,749,978
Options	6/16/2014	5/15/2014	—	—	—	—	—		72,795	(8)	35.70	874,996

Patrick Söderlund
Annual Bonus Opportunity	—	—	540,897	1,655,601	—	—	—		—		—	—
PRSUs	6/16/2014	5/15/2014	—	—	42,016	84,032	—		—		—	2,022,650
RSUs	6/16/2014	5/15/2014	—	—	—	—	84,033	(7)	—		—	2,999,978
Options	6/16/2014	5/15/2014	—	—	—	—	—		124,792	(8)	35.70	1,500,000

Peter Moore
Annual Bonus Opportunity	—	—	666,667	2,010,000	—	—	—		—		—	—
PRSUs	6/16/2014	5/15/2014	—	—	21,008	42,016	—		—		—	1,011,325
RSUs	6/16/2014	5/15/2014	—	—	—	—	42,016	(7)	—		—	1,499,971
Options	6/16/2014	5/15/2014	—	—	—	—	—		62,396	(8)	35.70	750,000

Kenneth Moss
Annual Bonus Opportunity	—	—	309,375	928,125	—	—	—		—		—	—
RSUs	7/16/2014	6/5/2014	—	—	—	—	134,698	(9)	—		—	4,999,990
Options	7/16/2014	6/5/2014	—	—	—	—	—		122,850	(10)	37.12	1,499,999

(1)	Each grant was approved on the approval date indicated above by our Compensation Committee or the Board, where applicable, for grant on the specific grant date indicated above.

(2)

The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Electronic Arts Executive Bonus Plan. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made pursuant to the Executive Bonus Plan. For more information regarding the bonuses paid to our NEOs in fiscal 2015 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Our NEOs’ Fiscal 2015 Compensation” and “Our Elements of Pay” in the “Compensation Discussion and Analysis” above.

(3)

Represents awards of PRSUs granted under our 2000 Equity Incentive Plan. The PRSUs granted to our NEOs in fiscal 2015 are referred to as “Market-Based Restricted Stock Units” in Note 15 “Stock-Based Compensation and Employee Benefit Plans”, to the Consolidated Financial Statements in our Annual Report. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR. For additional information regarding the specific terms of the PRSUs granted to our NEOs in fiscal 2015, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each PRSU automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)

Represents awards of RSUs granted under our 2000 Equity Incentive Plan. Upon vesting, each RSU automatically converts into one share of EA common stock, and does not have an exercise price or expiration date. The RSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)	The exercise price of all stock options was 100% of the fair market value on the date of grant (based on the closing price of our common stock on the NASDAQ Stock Market on the date of grant).

(6)

For grants of RSUs, represents the aggregate grant date fair value of RSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs, represents the aggregate grant date fair value of the award based on the probable outcome of the performance condition on the date of grant. For grants of stock options, represents the aggregate grant date fair value based on the Black Scholes model. Grant date fair value is determined for financial statement reporting purposes and the amounts shown do not reflect actual value realized by the recipient. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 15 “Stock-Based Compensation and Employee Benefit Plans”, of the Consolidated Financial Statements in our Annual Report.

(7)	RSUs vested as to one-third of the units on May 16, 2015 and will vest as to one-third of the units on each of May 16, 2016, and May 16, 2017.

(8)	Stock options vested as to one-third of the options on May 16, 2015 and will vest as to one-third of the options on each of May 16, 2016, and May 16, 2017.

(9)	RSUs vested as to 25% of the units on January 16, 2015, and will vest as to 35% on July 16, 2015, 20% on July 16, 2016, and 20% on July 16, 2017.

(10)	Stock options vest as to one-third of the options on July 16, 2015, July 16, 2016, and July 16, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR-END

The following tables show information regarding outstanding stock options and outstanding RSUs held by our NEOs as of the end of fiscal 2015.

All stock options and RSUs were granted pursuant to EA’s 2000 Equity Incentive Plan. The market value of the unvested time-based and performance-based RSU awards is determined by multiplying the number of unvested RSUs by $58.24, the closing price of the Company’s common stock on March 27, 2015, the last trading day of fiscal 2015. For the RSU awards subject to performance-based vesting conditions as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of target performance goals, unless otherwise noted.

	Outstanding Option Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	320,000	680,000	(1)	26.25	10/31/2023
	6/16/2014	—	166,389	(2)	35.70	6/16/2024

Blake Jorgensen	6/16/2014	—	72,795	(2)	35.70	6/16/2024

Patrick Söderlund	8/17/2009	70,000	—		19.57	8/17/2019
	6/16/2014	—	124,792	(2)	35.70	6/16/2024

Peter Moore	9/17/2007	237,411	—		53.73	9/17/2017
	6/16/2014	—	62,396	(2)	35.70	6/16/2024

Kenneth Moss	7/16/2014	—	122,850	(3)	37.12	7/16/2024

(1)	Stock options vest as to 20,000 of the options on the first day of each month until the option is fully vested.

(2)	Stock options vested as to one-third of the options on May 16, 2015 and will vest as to one-third of the options on each of May 16, 2016, and May 16, 2017.

(3)	Stock options vest as to one-third of the options on July 16, 2015, July 16, 2016, and July 16, 2017.

	Outstanding Stock Awards
		Time-Based Vesting Awards			Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew Wilson	6/18/2012	—		—	50,000	(1)	2,912,000
	6/17/2013	—		—	100,000	(1)	5,824,000
	6/16/2014	—		—	112,044	(1)	6,525,443
	6/18/2012	25,000	(2)	1,456,000	—		—
	7/27/2012	225,000	(3)	13,104,000	—		—
	6/17/2013	50,000	(2)	2,912,000	—		—
	6/16/2014	112,044	(2)	6,525,443	—		—

Blake Jorgensen	6/17/2013	—		—	86,667	(1)	5,047,486
	6/16/2014	—		—	49,018	(1)	2,854,808
	9/17/2012	100,000	(4)	5,824,000	—		—
	6/17/2013	43,334	(2)	2,523,772	—		—
	2/18/2014	225,000	(5)	13,104,000	—		—
	6/16/2014	49,019	(2)	2,854,867	—		—

Patrick Söderlund	6/18/2012	—		—	50,000	(1)	2,912,000
	6/17/2013	—		—	100,000	(1)	5,824,000
	6/16/2014	—		—	84,032	(1)	4,894,024
	6/18/2012	25,000	(2)	1,456,000	—		—
	7/27/2012	225,000	(3)	13,104,000	—		—
	6/17/2013	50,000	(2)	2,912,000	—		—
	6/16/2014	84,033	(2)	4,894,082	—		—

Peter Moore	6/18/2012	—		—	50,000	(1)	2,912,000
	6/17/2013	—		—	86,667	(1)	5,047,486
	6/16/2014	—		—	42,016	(1)	2,447,012
	6/18/2012	25,000	(2)	1,456,000	—		—
	6/17/2013	43,334	(2)	2,523,772	—		—
	6/16/2014	42,016	(2)	2,447,012	—		—

Kenneth Moss	7/16/2014	101,024	(6)	5,883,638	—		—

(1)

Represents PRSUs at the maximum achievement level of 200% of target. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR. For additional information regarding the specific terms of the PRSUs granted to our NEOs in fiscal 2015, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

(2)	Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to each of the first three anniversaries of the grant date.

(3)	RSUs vested as to 100% of the units on May 18, 2015.

(4)	Represents an award of RSUs that vested or will vest as to one-fourth of the units on each of the first four anniversaries of the grant date.

(5)	RSUs that vest as to 100% of the units on February 18, 2017.

(6)	Represents an award of RSUs that vested as to 25% of the units on January 16, 2015, and will vest as to 35% on July 16, 2015, 20% on July 16, 2015, and 20% on July 16, 2017.

FISCAL 2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise, as well as all RSUs and PRSUs vested and value realized upon vesting by our NEOs during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	—	—	160,334	5,500,236
Blake Jorgensen	—	—	101,781	3,634,338
Patrick Söderlund	70,000	2,070,930	172,500	5,911,325
Peter Moore	112,589	472,615	158,464	5,431,869
Kenneth Moss	—	—	33,674	1,570,555

(1)

The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2015.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the prior day’s closing price of EA common stock on the vest date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Electronic Arts Key Employee Continuity Plan

Our NEOs participate in the Electronic Arts Inc. Key Employee Continuity Plan (the “CoC Plan”). The CoC Plan is a “double-trigger” plan, which provides our NEOs with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the 12-month period following a change of control or their employment is terminated without “cause” during the two-month period preceding a change of control of the Company. The CoC Plan payments and benefits include a cash severance payment, continued health benefits for up to 18 months and full vesting of all outstanding and unvested equity awards (other than performance-based awards, the vesting of which is described below):

The CoC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CoC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Internal Revenue Code (“Section 280G”). However, the CoC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CoC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.

As a condition to our NEOs’ right to receive the payments and benefits provided under the CoC Plan, the NEO is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.

PRSUs

Pursuant to the terms of the PRSUs, and subject to the timely execution of a severance agreement and release, in the event of a change of control of the Company prior to the expiration of the three-year Vesting Measurement Period, the Company’s Relative NASDAQ-100 TSR as of the effective date of the change of control will be applied to determine the number of shares that vest at each remaining Vesting Opportunity in the three-year Vesting Measurement Period. If the NEO is terminated without “cause” or resigns for “good reason” prior to the first anniversary of the change of control, the PRSUs will accelerate upon the date on which the NEO is terminated or resigns. If the NEO is terminated without cause prior to the two month anniversary of the change of control (and the Compensation Committee determines the termination was made in connection with the change in control), the PRSUs will accelerate upon the date on which the NEO is terminated. The reduction of recipient’s awards in respect of Section 280G is applied in the same manner with respect to PRSUs as under the CoC Plan.

The following table sets forth potential payments under the CoC Plan and the terms of the PRSUs, as described above, to our NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change of control of the Company. For purposes of the table below, we have assumed a termination date of March 27, 2015, the last business day of fiscal 2015. The closing price of our common stock on March 27, 2015 (the last trading day of fiscal 2015) was $58.24.

Name	Cash Severance Award ($)(1)	Stock Options ($)(2)	RSUs ($)(3)	PRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	3,337,500	25,503,608	23,997,443	30,522,885	118,889	83,480,325
Blake Jorgensen	2,092,500	1,640,799	24,306,639	12,949,780	90,249	41,079,967
Patrick Söderlund	1,639,146	2,812,812	22,366,082	27,260,047	168,832	54,246,919
Peter Moore	2,005,001	1,406,406	6,426,784	20,812,996	175,737	30,826,924
Kenneth Moss	1,289,063	2,594,592	5,883,638	—	46,475	9,813,768

(1)

Represents the sum of each NEO’s annual base salary as of March 27, 2015 and target non-equity incentive opportunity for fiscal 2015, as set forth in the “Fiscal 2015 Summary Compensation Table” and the “Fiscal 2015 Grants of Plan-Based Awards Table”, respectively, multiplied by 1.5 with respect to Messrs. Wilson, Jorgensen, Söderlund, Moore and Moss.

(2)	Represents unvested outstanding options that would accelerate and vest on a qualifying termination in connection with a change of control occurring as of March 27, 2015.

(3)

Represents the value of unvested time-based RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 27, 2015 as calculated by multiplying the number of time-based RSUs that would accelerate by the per-share closing price of our common stock on March 27, 2015.

(4)

Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change of control occurring on March 27, 2015. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of March 27, 2015, which was in the 95th percentile with respect to PRSUs granted in fiscal 2013, the 96th percentile with respect to PRSUs granted in fiscal 2014 and the 97th percentile with respect to PRSUs granted in fiscal 2015. Based on these Relative NASDAQ-100 TSR Percentiles, the PRSUs granted Messrs. Wilson, Moore and Söderlund in fiscal 2013 would accelerate and vest as to 200% of the target number of shares for each remaining vest date in the performance period, and the PRSUs granted to Messrs. Wilson, Jorgensen, Moore and Söderlund in fiscal 2014 and fiscal 2015, respectively, would each accelerate and vest as to 200% of the target number of shares for each remaining vest date in their respective performance periods.

(5)	Includes 18 months of post-termination health benefits and accrued paid time off or vacation benefits, as applicable.

EQUITY COMPENSATION PLAN INFORMATION

We have two equity incentive plans (excluding plans assumed or adopted by EA in connection with acquisitions, as described in the footnotes below) that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees or directors: the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

The following table and related footnotes gives aggregate information regarding grants under all of our equity incentive plans as of the end of fiscal 2015, including the 2000 Equity Incentive Plan and the 2000 Employee Stock Purchase Plan.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)		(B)		(C)
Equity compensation plans approved by security holders	17,090,196	(2)	$37.40	(3)	25,322,945	(4)
Total	17,090,196	(5)			25,322,945

(1)

The table does not include information for equity incentive plans we assumed in connection with our acquisitions of JAMDAT Mobile Inc. in 2006 and VG Holding Corp. in 2008. As of March 28, 2015, a total of: (a) 8,511 shares were issuable upon exercise of outstanding options issued under the JAMDAT 2004 Equity Incentive Plan (the “JAMDAT Plan”) with a weighted-average exercise price of $53.34; and (b) a total of 1,434 shares were issuable upon exercise of outstanding options under the VG Holding Corp. 2005 Stock Incentive Plan, as amended (the “VGH Plan”) with a weighted-average exercise price of $58.14. No shares remain available for issuance under the JAMDAT Plan and no further grants will be made under the VGH Plan.

(2)

Includes (a) 4,910,452 shares of common stock issuable upon exercise of outstanding options under the 2000 Equity Incentive Plan, with a weighted-average exercise price of $37.40; and (b) 12,179,744 unvested restricted stock awards outstanding under the 2000 Equity Incentive Plan.

(3)	RSUs and PRSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(4)

Includes (a) 19,199,033 shares available for issuance under the 2000 Equity Incentive Plan and (b) 6,123,912 shares available for purchase by our employees under the 2000 Employee Stock Purchase Plan. Each RSU and PRSU granted reduces the number of shares available for issuance under our 2000 Equity Incentive Plan by 1.43 shares and each stock option granted reduces the number of shares available for issuance under our 2000 Equity Incentive Plan by 1 share.

(5)	The total number of securities to be issued upon exercise of outstanding options, warrants, and rights, including the total number of securities referenced in footnote (1), above, is 17,100,141.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of May 29, 2015, the number of shares of our common stock owned by our directors, NEOs, our current directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of May 29, 2015, there were 312,478,429 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
The Vanguard Group, Inc.(4)	25,496,247	—	8.2
Jay C. Hoag(5)	7,017,191	—	2.2
Lawrence F. Probst III(6)	727,071	327,551	*
Andrew Wilson	312,118	455,463	*
Blake Jorgensen	105,736	24,265	*
Patrick Söderlund	173,021	111,597	*
Peter Moore	186,815	20,798	*
Kenneth Moss	21,284	88,094	*
Jeffrey T. Huber	62,966	19,600	*
Vivek Paul	15,743	44,300	*
Richard A. Simonson	21,768	44,300	*
Leonard S. Coleman	13,296	76,400	*
Denise F. Warren	10,000	—	*
Luis A. Ubiñas	—	37,500	*
All executive officers and directors as a group (19) persons(7)	12,087,140	1,337,982	4.3

*	Less than 1%

(1)

Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire”.

(2)

Includes (a) shares of common stock that may be acquired through stock option exercises within 60 days of May 29, 2015, (b) in the case of each of Messrs. Paul and Simonson, reflects 44,300 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 41,200 RSUs that have vested but have been deferred, and (d) in the case of Mr. Ubiñas, reflects 37,500 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of May 29, 2015.

(4)

As of March 31, 2015, based on information contained in a report on Form 13F/A filed with the SEC on May 15, 2015 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.

(5)

Represents 7,017,191 shares of common stock held by entities affiliated with Technology Crossover Ventures as follows: (i) 394 shares of common stock directly held by Jay C. Hoag but which TCV Management 2004, L.L.C. (“TCV Management 2004”), TCV VI Management, L.L.C. (“TCV VI Management”) and TCV VII Management, L.L.C. (“TCV VII Management”, and together with TCV Management 2004 and TCV VI Management, the “Management Companies”) collectively own 100% of the pecuniary interest therein, (ii) 4,464 shares of common stock held by TCV Management 2004, (iii) 4,464 shares of common stock held by TCV VI Management, (iv) 14,842 shares of common stock held by TCV VII Management, (v) 1,191,858 shares of common stock held by TCV V, L.P., (vi) 1,205,562 shares of common stock held by TCV VI, L.P., (vii) 2,940,098 shares of common stock held by TCV VII, L.P., (viii) 1,526,864 shares of common stock held by TCV VII (A), L.P., (ix) 57,893 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”), (x) 52,621 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), (xi) 17,248 shares held by Hamilton Investments Limited Partnership and (xii) 883 shares held by Hamilton Investments II, Limited Partnership (collectively with Hamilton Investments Limited Partnership, the “Hamilton Investments Entities”). Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of each of the Hamilton Investments Entities, but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.

Technology Crossover Management V, L.L.C. (“TCM V”) is the general partner of TCV V, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the general partner of TCV VI, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is the

general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which, in turn, is the general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Each of TCM V, TCV VI and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag is a Class A Member of each of TCM V and TCM VI and a Class A Director of Management VII as well as a limited partner of each TCM VII and TCV Member Fund, L.P. Together with the other Class A Members or Class A Directors, as applicable, Mr. Hoag shares voting and dispositive power with respect to the TCV Funds. Mr. Hoag, TCM V, TCM VI and Management VII disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests therein.

The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(6)

Includes 167,451 shares of common stock held directly by Mr. Probst, 73,238 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 43,943 shares are held in trust for Scott Probst; 16,669 shares of common stock are held by Mr. Probst’s spouse; and 469,713 shares of common stock are held by the Probst Family L.P. of which Mr. Probst is a partner.

(7)	Includes all executive officers and directors of EA as of May 29, 2015.

PROPOSALS TO BE VOTED ON

PROPOSAL 1:    ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect nine directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies, please see the sections of this Proxy Statement entitled “2015 Proxy Statement Summary and Highlights”, Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance”.

The Board of Directors has nominated the following directors to stand for re-election:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Vivek Paul

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Luis A. Ubiñas

•	Denise F. Warren

•	Andrew Wilson

The Board of Directors recommends a vote FOR each of the nominees

Required Vote

The 2015 election of directors will be uncontested. Accordingly, EA’s bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her re-election in order to be re-elected to the Board of Directors. Shares represented by your proxy will be voted by the proxy holders “for” the election of the nine nominees recommended by EA’s Board of Directors unless you vote “against” any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2015. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.

We have previously submitted advisory say-on-pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years. At our 2014 Annual Meeting, the percentage of votes cast “For” our advisory say on pay resolution was 55% as compared to 92% in the prior year.

2014 Say On Pay Vote, Our Investor Outreach Program and Resulting Compensation Changes

As we discuss in detail beginning on page 25 of this Proxy Statement, in connection with the say on pay vote at our 2014 Annual Meeting, our directors and management spoke with stockholders representing approximately 53% of our stock to discuss our executive compensation programs as part of our ongoing stockholder outreach.

The Compensation Committee considered this input, along with a wide variety of other factors, and made changes to our program. These changes, implemented for fiscal year 2016, eliminated stock options from the annual equity awards granted to our executive officers and increased the percentage of PRSUs from 25% to 50% with vesting tied to the Company’s total stockholder return (“TSR”) over one-, two- and three-year periods. These changes were implemented for equity awards made in early fiscal 2016, and as a result will be fully reflected in the compensation disclosures in next year’s proxy statement. In addition, the Board and the Compensation Committee added a cash flow metric to the financial objectives of our NEOs’ fiscal 2016 cash bonuses.

We believe that the Compensation Committee and the Board have responded to our 2014 say on pay vote in a manner that addresses stockholder concerns. The Compensation Committee and the Board are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices.

We encourage you to read the “Compensation Discussion and Analysis” at pages 24 through 38 for additional details on our executive compensation programs and the fiscal 2015 compensation of our NEOs.

We believe our compensation programs and policies for fiscal 2015 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2015, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”

Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.

The Board recommends a vote FOR the approval of the foregoing resolution

Advisory Vote

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Board of Directors, through the Audit Committee, has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2016. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.

Ratification of the appointment of KPMG LLP as our independent auditors is not required by our bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

Fees of Independent Auditors

The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2015	Year Ended March 31, 2014
Audit Fees(1)
Worldwide audit fee	$4,698,000	$4,640,000
Accounting concurrence and regulatory matters	75,000	67,000

Total Audit Fees	4,773,000	4,707,000
Tax Fees(2)
Compliance	422,000	505,000

Total Tax Fees	422,000	505,000

Total All Fees	$5,195,000	$5,212,000

(1)

Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC and foreign filings, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)	Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns, and transfer pricing documentation.

Services Provided by the Independent Auditor

KPMG LLP audits our consolidated operations and provides statutory audits for 30 legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.

In appointing KPMG LLP as our independent auditors for fiscal 2016, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2015, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.

We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. In addition, the Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.

At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.

Audit Partner Rotation

Our KPMG LLP lead audit partner has been working on the Company’s audit since the first quarter of fiscal 2011, and completed his rotation upon the filing of the Annual Report. The Audit Committee approved a new lead audit partner, who commenced work on the Company’s audit in the first quarter of fiscal 2016. In the first quarter of fiscal 2015, the Audit Committee approved a new concurring audit partner for the Company. Audit partners may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.

Pre-approval Procedures

The Audit Committee is required to pre-approve the engagement of, and has engaged, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services to date and approves any new services to be provided.

In determining whether to approve additional non-audit services, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP in fiscal 2015 are compatible with maintaining KPMG LLP’s independence.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2016

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL

We have received a joint stockholder proposal from The Comptroller of the City of New York, Municipal Building, One Centre Street, Room 629, New York, N.Y., 10007-2341 (the “New York Comptroller”) and the Illinois State Board of Investment, 180 North LaSalle Street, Suite 215, Chicago, IL 60601 (the “Illinois Board”). The New York Comptroller has advised the Company that it is the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund and custodian of the New York City Board of Education Retirement System (the “Systems”). The Systems and the Illinois Board have each advised the Company that they are the beneficial owners of at least $2,000 in market value of the Company’s common stock, and that they intend to present the following stockholder proposal at the Annual Meeting.

The text of the stockholder proposal and supporting statement appear exactly as received by the Company unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponents.

Proposal No. 4 — Proxy Access for Shareholders

RESOLVED: Shareholders of Electronic Arts Inc. (the “Company”) ask the board of directors (the “Board) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in the bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support — votes for similar shareholder proposals averaged 55% from 2012 through September 2014 — and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

The Company’s Statement in Opposition to Proposal No. 4

We recognize that proxy access is an active topic of discussion among stockholders and companies. We have been engaged in this discussion with our stockholders over the past several months as a part of our ongoing stockholder outreach efforts, and it is clear to us that there is a variety of views on the matter. As important as this issue is to investors, it is equally important to our Company. Proxy access would represent a significant fixture within our Company’s governance framework. It is critical that we strike an appropriate balance between ensuring this right is actually useable by stockholders while minimizing the potential for abuse and disruption.

Our active dialogue with our stockholders has revealed differing views on proxy access.

Our Board of Directors believes that consideration of implementing proxy access rights should be deliberate and measured, involving consultation with stockholders, review of marketplace developments, and full consideration of unintended consequences.

During conversations with our stockholders, we discussed their views on proxy access bylaws, including whether they support such bylaws and if so, what ownership thresholds, holding periods and aggregation principles they believe are appropriate. The stockholders we have spoken with thus far, including some of our largest holders, have expressed differences on these issues.

We believe the process by which companies are being asked to adopt proxy access rights is unsettled and developing rapidly. While there have been many outspoken voices in this debate, many important stakeholders have not weighed in, and we expect further action on these issues before the dust settles. Thus, we are approaching the issue diligently but cautiously.

EA is performing well and it’s critical that we avoid distractions in pursuing our strategic goals.

At this time in our Company’s trajectory, we are particularly sensitive to disrupting the momentum that we have achieved working together with our Board. Fiscal 2015 was a year of exceptional performance for EA – we achieved record net revenue, digital net revenue and operating cash flow; our share price increased by 104% making us the 4th best performing stock in the S&P 500 Index over that time period. Our stockholders benefit from our clear focus, as evidenced by the new $1 billion share repurchase program we announced in May. We are committed to delivering stockholder value, and our Board and management take their accountability to stockholders seriously.

The proponents’ version of proxy access is not the best framework for EA.

Our Board is open to considering an appropriate proxy access provision that is appropriately tailored to EA to enhance the rights of significant, long-term stockholders without unduly inserting potential for disruptions associated with unnecessary contests in director elections.

The proposal for proxy access offered by the proponents is not the right structure for EA at this time for the following reasons:

•

Allows unlimited number of stockholders to act as a group: A 3% ownership threshold without reasonable limits on grouping may provide stockholders with nomination rights that are disproportionate to their ownership. Allowing an unlimited number of stockholders to act as a group undermines the principal that proxy access should be available only to those who have a sufficient financial stake to cause their interests to be aligned with the interests of our stockholders as a whole.

•

Permits an excessive number of stockholder-proposed candidates, up to 25% of the Board every year: This high threshold risks introducing a disruptive and potentially destabilizing dynamic into the Board election process. A significant number of companies that have enacted proxy access have done so at a level below 25%.

•

Lack of information requirements in order to assess independence and potential conflicts: The proposal lacks necessary protections relating to the independence of a stockholder nominee or information to be provided to the Company with respect to a nomination.

•

No requirements regarding ownership retention: There is no requirement that nominating stockholders retain ownership of their shares through the meeting date, potentially creating a misalignment between the interests of the nominating stockholder and the other stockholders of the Company.

•

No fiduciary obligations: When recommending director candidates, the independent members of our Nominating and Governance Committee owe fiduciary duties to all of our stockholders. In contrast, stockholders and stockholder groups invoking the proposed proxy access process would have no fiduciary obligations to other stockholders and may cause EA considerable expense and distraction, while serving only such stockholders’ own interests.

EA’s strong corporate governance practices ensure that the Board remains accountable and responsive to stockholders.

We note that the New York Comptroller submitted substantially identical versions of the proposal to over eighty companies for various reasons, failing to draw any distinction between the specific circumstances, company performance and governance profiles of each individual company. Further, the reason stated by the New York Comptroller for submitting the proposal to EA has nothing to do with the EA’s governance practices or procedures or the current composition of our Board. This proposal therefore does not take into account the Board’s actions to develop a strong corporate governance profile that promotes accountability and responsiveness to stockholders. In recommending that you vote against this proxy access proposal, the Board took into account the following factors that underscore the Company’s strong governance profile:

•

Active Stockholder Engagement Program: We actively engage with our stockholders on an ongoing basis to solicit their feedback regarding issues including executive compensation and corporate governance and have taken actions to implement stockholder feedback when warranted.

•

Robust Lead Director Structure: Our Lead Director, who is selected by the independent directors, has clearly enumerated powers and authorities, such as chairing executive sessions of the Board and the ability to call meetings of the independent directors.

•

Majority-Independent Board of Directors: 7 of our 9 directors are independent under SEC and NASDAQ rules and have deep expertise in gaming, technology, finance, media, sports, investments, and value creation.

•	Strong Director Succession and Board Refreshment Practices: Our Board is not stale. 44% of our Board is comprised of directors, who have joined within the last five years.

•	Diverse Board. Our Board reflects diversity in experience, skills, race, ethnicity, age and gender.

•	Annual Election of Board: All of our directors are elected annually by our stockholders.

•	Majority Voting: We have a majority voting standard for the election of directors in uncontested elections and equal voting rights for all shareholders.

•	No Supermajority Provisions: Our governance documents do not contain provisions requiring a supermajority stockholder vote on any issue.

•	No Stockholder Rights Plan: We do not maintain a stockholder rights plan.

We believe the best course of action for EA at this time is to continue discussions with our stockholders and our review of developing market practices in order to ensure that any significant change to our current governance framework is appropriately tailored and in the best interest of the Company.

The Board of Directors recommends a vote AGAINST the stockholder proposal

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal.

APPENDIX A:

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

Fiscal Year Ended March 31, 2015
GAAP net revenue	$4,515
Change in deferred net revenue (online-enabled games)	(196)

Non-GAAP net revenue	$4,319

GAAP total digital net revenue	$2,199
Change in deferred net revenue (online-enabled games)	31

Non-GAAP total digital net revenue	$2,230

GAAP digital revenue % (as a % of GAAP net revenue)	49%
Non-GAAP digital revenue % (as a % of non-GAAP net revenue)	52%
GAAP mobile digital net revenue	$501
Change in deferred net revenue (online-enabled games)	23

Non-GAAP mobile digital net revenue	$524

GAAP gross profit	$3,086
Acquisition-related expenses	52
Change in deferred net revenue (online-enabled games)	(196)
Loss on licensed intellectual property commitment (COGS)	122
Stock-based compensation	2

Non-GAAP gross profit	$3,066

GAAP operating expenses	$2,138
Acquisition-related expenses	(11)
College football settlement expenses	5
Stock-based compensation	(142)

Non-GAAP operating expenses	$1,990

GAAP operating income	$948
Acquisition-related expenses	63
Change in deferred net revenue (online-enabled games)	(196)
Loss on licensed intellectual property commitment (COGS)	122
College football settlement expenses	(5)
Stock-based compensation	144

Non-GAAP operating income	$1,076

GAAP operating income % (as a % of GAAP net revenue)	21%
Non-GAAP operating income % (as a % of non-GAAP net revenue)	25%
GAAP net income	$875
Acquisition-related expenses	63
Amortization of debt discount	22
Change in deferred net revenue (online-enabled games)	(196)
Loss on licensed intellectual property commitment (COGS)	122
College football settlement expenses	(5)
Stock-based compensation	144
Income tax adjustments	(219)

Non-GAAP net income	$806

GAAP diluted earnings per share	$2.69
Non-GAAP diluted earnings per share	$2.51
Number of diluted shares used in computation
GAAP	325
Non-GAAP	321

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. The non-GAAP financial measures we use include: non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP diluted earnings (loss) per share and non-GAAP diluted shares. These non-GAAP financial measures exclude the following items (other than Shares from Convertible Bond Hedge, which are included), as applicable in a given reporting period, from the Company’s consolidated statements of operations:

•	Acquisition-related expenses

•	Amortization of debt discount

•	Change in deferred net revenue (online-enabled games)

•	College football settlement expenses

•	Income tax adjustments

•	Loss on licensed intellectual property commitment (COGS)

•	Shares from Convertible Bond Hedge

•	Stock-based compensation

We may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures we use.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. The Company’s management team is evaluated on the basis of non-GAAP financial measures and these measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items we exclude from our non-GAAP financial measures, we believe it is appropriate to exclude certain items for the following reasons:

Acquisition-Related Expenses.    GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include, expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, Electronic Arts’ management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.

Amortization of Debt Discount on the Convertible Senior Notes.    Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize as a debt discount an amount equal to the fair value of the conversion option as interest expense on the Company’s $632.5 million of 0.75% convertible senior notes that were issued in a private placement in July 2011 over the term of the notes. Electronic Arts’ management excludes the effect of this amortization in its non-GAAP financial measures.

Change in Deferred Net Revenue (Online-enabled Games).    The majority of our software games can be connected to the Internet whereby a consumer may be able to download unspecified content or updates on a when-and-if-available basis (“unspecified updates”) for use with the original game software. In addition, we may also offer an online matchmaking service that permits consumers to play against each other via the Internet. GAAP requires us to account for the consumer’s right to receive unspecified updates or the matchmaking service for no additional fee as a “bundled” sale, or multiple-element arrangement. Electronic Arts is not able to objectively determine the fair value of these unspecified updates or online service included in certain of its online-enabled games. As a result, the Company recognizes the revenue from the sale of these online-enabled games on a straight-line basis over the estimated offering period. Electronic Arts’ management excludes the impact of the change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.

College Football Settlement Expenses.    During fiscal 2014, Electronic Arts recognized a $48 million charge for expected litigation settlement and license expenses related to our college football business. This expense is excluded from our non-GAAP financial measures.

Income Tax Adjustments.    The Company uses a fixed, long-term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Prior to April 1, 2013, a 28 percent tax rate was applied, and from April 1, 2013 until March 31, 2015, a 25 percent tax rate was applied to its non-GAAP financial results. Based on a re-evaluation of its fixed, long-term projected tax rate, beginning in fiscal year 2016, the Company will apply a tax rate of 22 percent to its non-GAAP financial results.

Losses on Licensed Intellectual Property Commitment.    During the first quarter of fiscal 2015, we terminated our right to utilize certain intellectual property that we had previously licensed and we incurred a loss of $122 million on the corresponding license commitment. This expense is excluded from our non-GAAP financial measures.

Shares from Convertible Bond Hedge.    In July 2011, we issued convertible senior notes that mature in July 2016 (the “Notes”) with an initial conversion price of approximately $31.74 per share. When the quarterly average trading price of our common stock is above $31.74 per share, the potential conversion of the Notes has a dilutive impact on our earnings per share. At the time the Notes were issued, we entered into convertible note hedge transactions (the “Convertible Bond Hedge”) to offset the dilutive effect of the Notes. We include the anti-dilutive effect of the Convertible Bond Hedge in determining our non-GAAP dilutive shares.

Stock-Based Compensation.    When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, Electronic Arts places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

EA
ELECTRONIC ARTS INC.
209 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065-1175
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on August 13, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 13, 2105. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR
the following:
1. Election of Directors For Against Abstain
1a Leonard S. Coleman
1b Jay C. Hoag
1c Jeffrey T. Huber
1d Vivek Paul
1e Lawrence F. Probst
1f Richard A. Simonson
1g Luis A. Ubinas
1h Denise F. Warren
1i Andrew Wilson
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 Advisory vote on the compensation of the named
executive officers.
For Against Abstain
3 Ratification of the appointment of KPMG LLP as independent auditors for the fiscal year ending
March 31, 2016.
The Board of Directors recommends you vote
AGAINST proposal 4. For Against Abstain
4 Stockholder proposal regarding proxy access.
NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE
ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR
ALL NOMINEES FOR ELECTION, FOR PROPOSALS 2 AND 3
AND AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the
Securities and Exchange Commission.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000251068_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.
ELECTRONIC ARTS INC.
PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the “Company”), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on August 14, 2015, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.
THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR
ELECTION, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE
MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.
Continued and to be signed on reverse side
0000251068_2 R1.0.0.51160